AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 28, 2005

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CANO PETROLEUM, INC.

(Name of small business issuer in its charter)

Delaware	1311	77-0635673
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	The Oil & Gas Commerce Building 309 West 7th Street, Suite 1600 Fort Worth, TX 76102 (817) 698-0900
	(Address and telephone number of principal executive offices)

	S. Jeffrey Johnson, Chief Executive Officer The Oil & Gas Commerce Building 309 West 7th Street, Suite 1600 Fort Worth, TX 76102 (817) 698-0900
	(Name, address and telephone number of agent for service)

	Copies to:

	Marc J. Ross, Esq. David Schubauer, Esq. Sichenzia Ross Friedman Ference LLP 1065 Avenue of the Americas New York, New York 10018 (212) 930-9700

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:

As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.0001 par value per share	6,930,707	(3)	$4.89	$33,891,157.23	$3,988.99
Common Stock, $.0001 par value per share	50,000	(4)	$4.89	$244,500.00	$28.78
Total	6,980,707		$4.89	$34,135,657.23	$4,017.77

(1)          Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)          Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low prices as reported on the American Stock Exchange on June 23, 2005, which was $4.89 per share.

(3)          Represents currently outstanding shares of common stock.

(4)          Represents shares of common stock issuable upon exercise of currently outstanding stock options.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JUNE 28, 2005

Cano Petroleum, Inc.

6,980,707 Shares of

Common Stock

This prospectus relates to the public offering of an aggregate of 6,930,707 currently outstanding shares of common stock, par value $.0001 per share, and 50,000 shares of common stock issuable upon exercise of currently outstanding stock options, which may be sold from time to time by the selling stockholders of Cano Petroleum, Inc. named in this prospectus. The shares of common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” beginning on page 10. We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

We have paid the expenses of preparing this prospectus and the related registration expenses.

Our common stock is traded on the American Stock Exchange under the symbol CFW. The closing sales price for our common stock on June 15, 2005 was $5.37 per share.

The Securities offered hereby involve a high degree of risk.

See “Risk Factors” beginning on page 3.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CANO PETROLEUM, INC.

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Use of Proceeds
Selling Stockholders
Plan of Distribution
Market for Common Equity and Related Stockholder Matters
Description of Business
Plan of Operation
Description of Property
Legal Proceedings
Management
Executive Compensation
Certain Relationships and Related Transactions
Security Ownership of Certain Beneficial Owners and Management
Description of Securities
Indemnification for Securities Act Liabilities
Legal Matters
Experts
Changes in Accountants
Additional Information
Consolidated Financial Statements

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “RISK FACTORS” section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Cano,” “we,” “us,” and “our” refer to Cano Petroleum, Inc.

Cano Petroleum, Inc.

Cano Petroleum, Inc. is a growing independent oil and gas company that is actively pursuing enhanced oil recovery techniques to increase production and reserves at our existing properties and future acquisitions.  Our primary focus is crude oil and our target acquisitions are onshore U.S. properties.  We believe our focus on domestic, mature oil fields eliminates exploration risks and uncertainties of international sources.  We use waterflooding and enhanced oil recovery techniques, such as Alkaline-Surfactant-Polymer (ASP) technology.

We were organized under the laws of the State of Delaware on May 29, 2003 as Huron Ventures, Inc.  We did not conduct any business operations as Huron Ventures.   Prior to the acquisition of Davenport Field Unit, Inc., as discussed below, Huron Ventures was inactive with no significant operations.

On May 28, 2004, our wholly owned subsidiary, Davenport Acquisition Corp., an Oklahoma corporation, merged with Davenport Field Unit, Inc., a Texas corporation, a Texas corporation that owns a 100% working interest in certain oil, gas and mineral leasehold estates and personal property related such leasehold estates located in Lincoln County, Oklahoma covering approximately 2,178 acres. For this acquisition, we issued 5,165,000 shares of our common stock to the former Davenport Field Unit, Inc. shareholders and paid $1,650,000 towards certain costs associated with the Davenport Property and assumed debt.  Pursuant to the terms of the merger, we changed our name to Cano Petroleum, Inc. on June 3, 2004.

On July 2, 2004, we acquired all of the outstanding common stock of the Ladder Companies, Inc., a Delaware corporation, for approximately $2.2 million, after purchase price adjustments.  The Ladder Companies is comprised of two companies — Ladder Energy Company, a Delaware corporation, and Tri-Flow, Inc., an Oklahoma corporation.  Tri-Flow, Inc. and Ladder Energy Company together are referred to as the “Ladder Companies.”  The Ladder Companies are engaged in oil and gas exploration and production activities and their assets include ownership of interests in 61 wells, including 51 that are located primarily in one field of approximately 4,500 acres in Grant County, Oklahoma.   These properties are referred to as the “Rich Valley” properties in this prospectus.

On September 14, 2004, we acquired oil and gas producing leases from the Nowata Oil Properties LLC for approximately $2.6 million.  These oil and gas leases are referred to as the “Nowata Properties” in this prospectus.  The Nowata Properties leases include more than 220 producing wells producing from the Bartlesville Sandstone on 2,601 acres of land in Nowata County, Oklahoma.

On March 29, 2005, we completed the acquisition of Square One Energy, Inc.  Square One Energy, Inc. is referred to as “Square One” in this prospectus.  The value of the consideration we paid for Square One was $7.5 million, consisting of $4 million in cash and 888,888 shares of our common stock, which was valued at $3.96 per share. Square One’s assets include a 100% working interest in 10,300 acres of mature oil fields in central Texas.

For the three and nine months ended March 31, 2005, we incurred a net loss of $775,281 and $2,149,907, respectively.  For the year ended June 30, 2004, we incurred a net loss of $383,206.  For the year ended June 30, 2003, our predecessor company, Huron Ventures, had a net profit of $3,127,019.  The net profit in the year ended June 30, 2003 was due entirely the disposal of discontinued operations by the sale of Calypso Enterprises, Inc., a wholly owned subsidiary in the business of distributing dry cleaning supplies.  As a result of the sale of Calypso Enterprises, Inc., we reversed $3,454,330 of unpaid and previously recorded liabilities. As of March 31, 2005, we had a working capital surplus of $213,628 and an accumulated deficit of $9,182,760.

Our principal executive offices are located at The Oil & Gas Building, 309 West 7th Street, Suite 1600, Fort Worth, Texas 76102.  Our telephone number is (817) 698-0900.  Our website is located at www.canopetro.com.

The Offering

Common stock outstanding before the offering	20,352,760 shares.
Common stock offered by selling stockholders	6,980,707 shares, which includes 50,000 shares issuable upon exercise of outstanding stock options.
Common stock to be outstanding after the offering	20,402,760 shares, which includes 50,000 shares issuable upon exercise of outstanding stock options.
Use of proceeds	We will not receive any proceeds from sales made by the selling stockholders.
AMEX Symbol	CFW
Forward-Looking Statements

This prospectus contains forward-looking statements that address, among other things, our strategy to develop our business, projected capital expenditures, liquidity, and our development of additional revenue sources. The forward-looking statements are based on our current expectations and are subject to risks, uncertainties and assumptions. We base these forward-looking statements on information currently available to us, and we assume no obligation to update them. Our actual results may differ materially from the results anticipated in these forward-looking statements, due to various factors.

RISK FACTORS

Our business involves a high degree of risk. Potential investors should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Each of the following risks may materially and adversely affect our business, results of operations and financial condition. These risks may cause the market price of our common stock to decline, which may cause you to lose all or a part of the money you paid to buy our common stock.

Risks Related to Our Business

IF WE CANNOT OBTAIN SUFFICIENT ADDITIONAL CAPITAL WHEN NEEDED, WE WILL NOT BE ABLE TO CONTINUE WITH OUR BUSINESS STRATEGY.  IN ADDITION, SIGNIFICANT INFUSIONS OF ADDITIONAL CAPITAL MAY RESULT IN DILUTION TO YOUR OWNERSHIP AND VOTING RIGHTS IN OUR SECURITIES.

Our business strategy is to acquire mature oil fields with established reserves that have declined to marginal production levels, but possess significant remaining upside exploitation potential, and implement various secondary and tertiary enhanced oil recovery operations.  We are focused on acquiring undervalued properties that feature enhanced recovery opportunities.  As we continue to find acquisition candidates, we may require additional capital to finance the acquisitions. We may not be able to obtain additional financing in sufficient amounts or on acceptable terms when needed, which could adversely affect our operating results and prospects. If we cannot raise the additional capital required to implement our business strategy, we may be required to curtail operations or develop a different strategy, which could adversely affect our financial condition and results of operations. Further, additional debt financing must be repaid regardless of whether or not we generate profits or cash flows from our business activities. Equity financing may result in dilution to existing stockholders and may involve securities that have rights, preferences, or privileges that are senior to our common stock.

THE ACTUAL QUANTITIES AND PRESENT VALUE OF OUR PROVED RESERVES MAY PROVE TO BE LOWER THAN WE HAVE ESTIMATED.

This prospectus contains estimates of our proved reserves. The process of estimating oil and gas reserves is complex. The process involves significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise. Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from these estimates. Such variations may be significant and could materially affect the estimated quantities and present value of our proved reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development drilling, prevailing oil and gas prices and other factors, many of which are beyond our control.

WE MAY NOT ACHIEVE THE PRODUCTION GROWTH WE ANTICIPATE FROM PROPERTIES WE ACQUIRE.

On May 28, 2004, we acquired Davenport Field Unit, which owns a 100% working interest in certain oil, gas and mineral leasehold estates and personal property related such leasehold estates located in Lincoln County, Oklahoma covering approximately 2,178 acres.  On July 2, 2004, we acquired all of the outstanding common stock of the Ladder Companies, which own interests in 61 wells, including 51 that are located primarily in one field of approximately 4,500 acres in Grant County, Oklahoma.  On September 14, 2004, we acquired from the Nowata Properties more than 220 oil and gas producing wells on 2,601 acres of land in Nowata County, Oklahoma.  On March 29, 2005, we acquired Square One, which owns a 100% working interest in 10,300 acres of mature oil fields in central Texas. Our operational strategy is to implement various secondary and tertiary enhanced oil recovery operations, including water and chemical floods, infill drilling and recompletions of existing wells.  The performance of secondary and tertiary enhanced oil recovery operations is often difficult to predict and we may not achieve the anticipated production growth from properties we acquire.

ACQUISITIONS MAY PROVE TO BE WORTH LESS THAN WE PAID BECAUSE OF UNCERTAINTIES IN EVALUATING RECOVERABLE RESERVES AND POTENTIAL LIABILITIES.

Our recent growth is due in part to acquisitions of exploration and production companies, producing properties and undeveloped leaseholds. We expect acquisitions will also contribute to our future growth. Successful acquisitions require an assessment of a number of factors, including estimates of recoverable reserves, exploration potential, future oil and gas prices, operating costs and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform a review of the acquired properties which we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, our review may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We do not inspect every well. Even when we inspect a well, we do not always discover structural, subsurface and environmental problems that may exist or arise. We are generally not entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities. Normally, we acquire interests in properties on an “as is” basis with limited remedies for breaches of representations and warranties. As a result of these factors, we may not be able to acquire oil and gas properties that contain economically recoverable reserves or be able to complete such acquisitions on acceptable terms.

Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may have substantially different operating and geological characteristics or be in different geographic locations than our existing properties. It is our current intention to continue focusing on acquiring properties with development and exploration potential located in onshore United States. To the extent that we acquire properties substantially different from the properties in our primary operating regions or acquire properties that require different technical expertise, we may not be able to realize the economic benefits of these acquisitions as efficiently as in our prior acquisitions.

OIL AND GAS PRICES ARE VOLATILE. A DECLINE IN PRICES COULD ADVERSELY AFFECT OUR FINANCIAL POSITION, FINANCIAL RESULTS, CASH FLOWS, ACCESS TO CAPITAL AND ABILITY TO GROW.

Our revenues, operating results, profitability and future rate of growth depend primarily upon the prices we receive for the oil and gas we sell. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. Historically, the markets for oil and gas have been volatile and they are likely to continue to be volatile. Wide fluctuations in oil and gas prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and other factors that are beyond our control, including:

•                  worldwide and domestic supplies of oil and gas;

•                  weather conditions;

•                  the level of worldwide and domestic demand;

•                  the price and availability of alternative fuels;

•                  the availability of pipeline capacity;

•                  the price and level of foreign imports;

•                  domestic and foreign governmental regulations and taxes;

•                  the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•                  political instability or armed conflict in oil-producing regions; and

•                  the overall economic environment.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil and gas price movements with any certainty. Declines in oil and gas prices would not only reduce revenue, but could reduce the amount of oil and gas that we can produce economically and, as a result, could have a material adverse effect on our financial condition, results of operations and reserves.

EXPLORATION AND DEVELOPMENT DRILLING MAY NOT RESULT IN COMMERCIALLY PRODUCTIVE RESERVES.

We do not always encounter commercially productive reservoirs through our drilling operations. The new wells we drill or participate in may not be productive and we may not recover all or any portion of our investment in wells we drill or participate in. The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that oil or gas is present or may be produced economically. The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project. Our efforts will be unprofitable if we drill dry wells or wells that are productive but do not produce enough reserves to return a profit after drilling, operating and other costs. Further, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•                  unexpected drilling conditions;

•                  title problems;

•                  pressure or irregularities in formations;

•                  equipment failures or accidents;

•                  adverse weather conditions; and

•                  increases in the costs of, or shortages or delays in the availability of, drilling rigs and equipment.

OIL AND GAS DRILLING AND PRODUCING OPERATIONS CAN BE HAZARDOUS AND MAY EXPOSE US TO ENVIRONMENTAL LIABILITIES.

Oil and gas operations are subject to many risks, including well blowouts, cratering and explosions, pipe failure, fires, formations with abnormal pressures, uncontrollable flows of oil, natural gas, brine or well fluids, and other environmental hazards and risks. Our drilling operations involve risks from high pressures and from mechanical difficulties such as stuck pipes, collapsed casings and separated cables. If any of these events occur, we could sustain substantial losses as a result of:

•                  injury or loss of life;

•                  severe damage to or destruction of property, natural resources and equipment;

•                  pollution or other environmental damage;

•                  clean-up responsibilities;

•                  regulatory investigations and penalties; and

•                  suspension of operations.

Our liability for environmental hazards includes those created either by the previous owners of properties that we purchase or lease or by acquired companies prior to the date we acquire them. We maintain insurance against some, but not all, of the risks described above. Our insurance policies provide for $1,000,000 general liability coverage for bodily injury and property damage including pollution, underground resources, blow out and cratering. In addition, we have $100,000 coverage for our contractual obligations to our service contractors using their equipment downhole. We have a “Hired and Non-Owned” Commercial Automobile liability limit of $1,000,000.  We also have secured $5,000,000 umbrella coverage in excess of the general liability and automobile liability. Our insurance may not be adequate to cover casualty losses or liabilities. Also, in the future we may not be able to obtain insurance at premium levels that justify its purchase.

THE DEPARTURE OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR ABILITY TO RUN OUR BUSINESS.

Our future success is dependent on the personal efforts, performance and abilities of key management, including S. Jeffrey Johnson, our Chairman and Chief Executive Officer, Michael J. Ricketts, Chief Financial Officer, and Thomas D. Cochrane, Executive Vice President of Oil & Gas Operations.  All of these individuals are integral parts of our daily operations.  We have employment agreements with Messrs. Johnson, Ricketts and Cochrane. We do not maintain any key life insurance policies for any of our executive officers or other personnel.  Although, none of our senior management currently has any plans to retire or leave our company in the near future, the loss of any of them could significantly impact our business until adequate replacements can be identified and put in place.

GOVERNMENT REGULATION MAY ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

Oil and natural gas operations are subject to various federal, state and local government regulations, which may be changed from time to time. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas. There are federal, state and local laws and regulations primarily relating to protection of human health and the environment applicable to the development, production, handling, storage, transportation and disposal of oil and natural gas, by-products thereof and other substances and materials produced or used in connection with oil and natural gas operations. The transportation and storage of refined products include the risk that refined products and other hydrocarbons may be suddenly or gradually released into the environment, potentially causing substantial expenditures for a response action, significant government penalties, liability to government agencies for natural resources damages, personal injury, or property damages to private parties and significant business interruption. We own or lease a number of properties that have been used to store or distribute refined products for many years. Many of these properties have also been operated by third parties whose handling, disposal, or release of hydrocarbons and other wastes were not under our control. As a result, we may incur substantial expenditures and/or liabilities to third parties or governmental entities which could have a material adverse effect on us.

WE FACE STRONG COMPETITION FROM LARGER OIL AND NATURAL GAS COMPANIES, WHICH MAKES IT DIFFICULT TO CONDUCT PROFITABLE OPERATIONS.

Our competitors include major integrated oil and natural gas companies and numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of these competitors are large, well-established companies and have substantially larger operating staffs and greater capital resources than we do. We may not be able to successfully conduct our operations, evaluate and select suitable properties and consummate transactions in this highly competitive environment. Specifically, these larger competitors may be able to pay more for exploratory prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, such companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry.

Risks Related to Our Common Stock

OUR HISTORIC STOCK PRICE HAS BEEN VOLATILE AND THE FUTURE MARKET PRICE FOR OUR COMMON STOCK MAY CONTINUE TO BE VOLATILE.  FURTHER, THE LIMITED MARKET FOR OUR SHARES WILL MAKE OUR PRICE MORE VOLATILE.  THIS MAY MAKE IT DIFFICULT FOR YOU TO SELL OUR COMMON STOCK FOR A POSITIVE RETURN ON YOUR INVESTMENT.

The public market for our common stock has historically been very volatile.  Since we acquired Davenport Field Unit on May 28, 2004 and through the fiscal quarter ended March 31, 2005, the market price for our common stock has ranged from $3.80 to $5.05.  Any future market price for our shares may continue to be very volatile.  This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive.  We do not know of any one particular factor that has caused volatility in our stock price.  However, the stock market in general has experienced extreme price and volume fluctuations that often are unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance.  Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price.  As a result, this may make it difficult or impossible for you to sell our common stock for a positive return on your investment.

IF WE FAIL TO MEET CONTINUED LISTING STANDARDS OF AMEX, OUR COMMON STOCK MAY BE DELISTED WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON THE PRICE OF OUR COMMON STOCK.

Our common stock was listed on the American Stock Exchange (“AMEX”) on May 5, 2005 under the symbol “CFW.”  In order for our securities to be eligible for continued listing on AMEX, we must remain in compliance with certain listing standards. Among other things, these standards require that we remain current in our filings with the SEC and comply with certain provisions of the Sarbanes-Oxley Act of 2002. If we were to become noncompliant with AMEX’s continued listing requirements, our common stock may be delisted which would have a material adverse affect on the price of our common stock.

IF WE ARE DELISTED FROM AMEX, OUR COMMON STOCK MAY BE SUBJECT TO THE “PENNY STOCK” RULES OF THE SEC, WHICH WOULD MAKE TRANSACTIONS IN OUR COMMON STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 require:

•                  that a broker or dealer approve a person’s account for transactions in penny stocks; and

•                  the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•                  obtain financial information and investment experience objectives of the person; and

•                  make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•                  sets forth the basis on which the broker or dealer made the suitability determination; and

•                  that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

FORWARD-LOOKING STATEMENTS

Information in this prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” “anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words.  No assurances can be given that the future results anticipated by the forward-looking statements will be achieved.  The above risk factors constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by forward-looking statements.  Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations; volatility in prices for crude oil and natural gas; the timing of acquisitions; interruption in production; the success of drilling operations; the effectiveness of secondary recovery efforts; the ability to access the capital markets; the fluctuation of our direct costs; and the costs and effectiveness of our operating strategy.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

SELLING STOCKHOLDERS

The following table sets forth the common stock ownership and other information relating to the selling stockholders as of June 15, 2005.  The selling stockholders acquired their securities: (1) pursuant to the Agreement and Plan of Merger entered into on May 28, 2004, the material terms of which are described beginning on page 13 of this prospectus; (2) pursuant to our March 24, 2005 financing, the material terms of which are described on page 33 of this prospectus; (3) pursuant to conversions of our Series B and Series C Convertible Preferred Stock; (4) as consideration for services rendered to us; or (5) pursuant to private transactions exempt from registration pursuant to Section 4(1) of the Securities Act of 1933, as amended.   Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

	Number of Shares		Shares Beneficially Owned
	Beneficially Owned	Number of Shares Offered	After the Offering (1)
Name	Prior to the Offering	Pursuant to this Prospectus	Number	Percent
S. Jeffrey Johnson (2)	4,080,350	2,040,175	2,040,175	10.0%

Michael J. Ricketts (3)	464,850	464,850	0	0

Tom Cochrane (4)	464,850	464,850	0	0

Donnie Dale Dent (5)	40,000	40,000	0	0

Jim McCaghren (6)	38,737	38,737	0	0

Evelyn L. Harwell (7)	30,990	30,990	0	0

Patricia Lee Huckabee (8)	29,440	29,440	0	0

Spindrift Partners, L.P. (9)	650,000	650,000	0	0

	Number of Shares		Shares Beneficially Owned
	Beneficially Owned	Number of Shares Offered	After the Offering (1)
Name	Prior to the Offering	Pursuant to this Prospectus	Number	Percent
Spindrift Investors (Bermuda), L.P. (9)	700,000	700,000	0	0

Lee Hornback (10)	5,000	5,000	0	0

Imtiaz Razack (10)	250,000	250,000	0	0

Ramrishna Singh (10)	186,666	186,666	0	0

Ramcumar Singh (10)	466,667	466,667	0	0

Sharon Da Costa (10)	453,333	453,333	0	0

Paul Dominque Mouttet (10)	426,666	426,666	0	0

Quartile LTD (11)	483,333	483,333	0	0

Randall Boyd (12) (14)	225,000	200,000	25,000	< 1%

Gerald Haddock (13) (14)	101,500	50,000	51,500	< 1%

TOTAL SHARES OFFERED		6,980,707

(1)          Assumes that all securities registered will be sold and that all shares of common stock underlying common stock purchase warrants and outstanding preferred stock will be issued.

(2)          Mr. Johnson acquired his shares pursuant to the Agreement and Plan of Merger dated May 26, 2004.  Mr. Johnson’s shares are currently held in escrow pursuant to a Management Stock Pool Agreement dated May 28, 2004 (described on page 14 of this prospectus).  The 2,040,175 shares offered by Mr. Johnson in this prospectus are scheduled to be released from escrow on July 1, 2005.  Mr. Johnson is our Chairman and Chief Executive Officer.  See “Certain Relationships and Related Transactions” beginning on page 29 of this prospectus.

(3)          Mr. Ricketts acquired his shares pursuant to the Agreement and Plan of Merger dated May 26, 2004.  Mr. Ricketts’ shares are currently held in escrow pursuant to a Management Stock Pool Agreement dated May 28, 2004 (described on page 14 of this prospectus).  232,425 of the shares offered by Mr. Ricketts in this prospectus are scheduled to be released from escrow on July 1, 2005.  The remaining 232,425 shares offered hereby are will be released upon achieving certain performance goals over the next year, which are described on page 14 of this prospectus.  Mr. Ricketts is our Chief Financial Officer, Principal Accounting Officer and Secretary.

(4)          Mr. Cochrane acquired his shares pursuant to the Agreement and Plan of Merger dated May 26, 2004.  Mr. Cochrane’s shares are currently held in escrow pursuant to a Management Stock Pool Agreement dated May 28, 2004 (described on page 14 of this prospectus).  232,425 of the shares offered by Mr. Cochrane in this prospectus are scheduled to be released from escrow on July 1, 2005.  The remaining 232,425 shares offered hereby are will be released upon achieving certain performance goals over the next year, which are described on page 14 of this prospectus.  Mr. Cochrane is our Executive Vice President of Oil & Gas Operations.

(5)          Mr. Dent acquired his shares pursuant to the Agreement and Plan of Merger dated May 26, 2004.  Mr. Dent’s shares are currently held in escrow pursuant to a Management Stock Pool Agreement dated May 28, 2004 (described on page 14 of this prospectus).  The 40,000 shares offered by Mr. Dent in this prospectus are scheduled to be released from escrow on July 1, 2006.  Mr. Dent serves as a member of our Board of Directors.

(6)          Mr. McCaghren acquired his shares pursuant to the Agreement and Plan of Merger dated May 26, 2004.  Mr. McCaghren’s shares are currently held in escrow pursuant to a Management Stock Pool Agreement dated May 28, 2004 (described on page 14 of this prospectus).  The 38,737 shares offered by Mr. McCaghren in this prospectus are scheduled to be released from escrow on July 1, 2006.  Mr. McCaghren is employed as our Controller.

(7)          Ms. Harwell acquired her shares pursuant to the Agreement and Plan of Merger dated May 26, 2004.  Ms. Harwell’s shares are currently held in escrow pursuant to a Management Stock Pool Agreement dated May 28, 2004 (described on page 14 of this prospectus).  The 30,990 shares offered by Ms. Harwell in this prospectus are scheduled to be released from escrow on July 1, 2006.  Ms. Harwell is employed as our Office Manager.

(8)          Ms. Huckabee acquired her shares pursuant to the Agreement and Plan of Merger dated May 26, 2004.  Ms. Huckabee’s shares are currently held in escrow pursuant to a Management Stock Pool Agreement dated May 28, 2004 (described on page 14 of this prospectus).  The 29,440 shares offered by Ms. Huckabee in this prospectus are scheduled to be released from escrow on July 1, 2006.  Ms. Huckabee is employed by us as an Executive Assistant.

(9)          Spindrift Partners, L.P. purchased 650,000 shares of common stock and Spindrift Investors (Bermuda), L.P. purchased 750,000 shares of common stock in our March 24, 2005 financing.  Wellington Management Company, llp, an investment adviser registered under the Investment Advisors Act of 1940, as amended, shares investment discretion and shares voting power over the securities held by Spindrift Partners, L.P. and Spindrift Investors (Bermuda), L.P. Wellington Management is deemed to have beneficial ownership over 1,350,000 shares.

(10)    Shares were purchased in a private transaction exempt from registration under Section 4(1) of the Securities Act of 1933, as amended.

(11)    Quartile LTD acquired 83,333 shares of common stock upon conversion of 250 shares of our Series B Convertible Preferred Stock at a conversion price of $3.00 per share and 400,000 shares of common stock upon conversion of 1,500 shares of our Series C Convertible Preferred Stock at a conversion price of $3.75 per share.

(12)    Mr. Boyd acquired 200,000 shares of common stock upon conversion of 750 shares of Series C Convertible Preferred Stock at a conversion price of $3.75 per share.  Mr. Boyd is currently a member of our Board of Directors.  See “Certain Relationships and Related Transactions” beginning on page 29 of this prospectus.

(13)    Includes 50,000 shares of common stock issuable upon exercise of outstanding stock options with an exercise price of $4.00 per share.  These options were issued to Mr. Haddock as consideration for management and financial consulting services.  Mr. Haddock is currently a member of our Board of Directors.  See “Certain Relationships and Related Transactions” beginning on page 29 of this prospectus.

(14)    Number of shares beneficially owned prior to the offering includes 25,000 shares of common stock issuable upon exercise of outstanding stock options issued to each of Messrs. Boyd and Haddock for their service as members of our Board of Directors.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately-negotiated transactions;

•                  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                  through the writing of options on the shares;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the American Stock Exchange under the symbol “CFW.” For the periods indicated, the following table sets forth the high and low sales prices per share of common stock.

	Fiscal 2005		Fiscal 2004
Fiscal Quarter	High	Low	High		Low

First Quarter Ended September 30	$4.25	$3.80		*		*
Second Quarter Ended December 31	$5.05	$3.87		*		*
Third Quarter Ended March 31	$4.64	$3.90		*		*
Fourth Quarter Ended June 30	—	—	$4.10		$0.45

* No reliable data is available during this period.

Holders

As of June 15, 2005, our shares of common stock were held by approximately 72 stockholders of record.  In many instances, a record stockholder is a broker or other entity holding shares in street name for one or more customers who beneficially own the shares.  We estimate that there are approximately 2,100 beneficial holders who hold our common stock in street name. The transfer agent of our common stock is Interwest Transfer Company, Inc.

Dividends

We have not declared any dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended June 30, 2004.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	-0	-	-0	-	-0	-

Equity compensation plans not approved by security holders	-0	-	-0	-	-0	-

Total	-0	-	-0	-	-0	-

DESCRIPTION OF BUSINESS

Introduction

Cano Petroleum, Inc. is a growing independent oil and gas company that is actively pursuing enhanced oil recovery techniques to increase production and reserves at our existing properties and future acquisitions.  Our primary focus is crude oil and our target acquisitions are onshore U.S. properties.  Our focus on domestic, mature oil fields eliminates exploration risks and uncertainties of international sources.  We use waterflooding and enhanced oil recovery techniques, such as Alkaline-Surfactant-Polymer (ASP) technology.

On May 28, 2004, we acquired Davenport Field Unit, which owns a 100% working interest in certain oil, gas and mineral leasehold estates and personal property related to such leasehold estates located in Lincoln County, Oklahoma covering approximately 2,178 acres.  On July 2, 2004, we acquired all of the outstanding common stock of the Ladder Companies, which own interests in 61 wells, including 51 that are located primarily in one field of approximately 4,500 acres in Grant County, Oklahoma.  On September 14, 2004, we acquired from the Nowata Oil Properties LLC more than 220 oil and gas producing wells on 2,601 acres of land in Nowata County, Oklahoma.  On March 29, 2005, we acquired Square One, which owns a 100% working interest in 10,300 acres of mature oil fields in central Texas. Our oil and gas properties currently consist of the Davenport Properties, the Ladder Companies, the Nowata Properties and Square One.

We were organized under the laws of the State of Delaware on May 29, 2003 as Huron Ventures, Inc. We did not conduct any business operations as Huron Ventures, Inc.  Prior to the Davenport Merger, as discussed below, Huron Ventures was inactive with no significant operations.

Davenport Merger

Transaction Summary

On May 28, 2004, we entered into an Agreement and Plan of Merger with our wholly owned subsidiary, Davenport Acquisition Corp., an Oklahoma corporation, Davenport Field Unit, Inc., a Texas corporation, the shareholders of Davenport Field Unit, Cano Energy Corporation, a Texas corporation, and Big Sky Management Ltd., our principal stockholder.  Our CEO, S. Jeffrey Johnson, is a principal shareholder in Cano Energy Corporation.

Under the terms of the merger, we acquired 100% of Davenport Field Unit’s outstanding common stock in exchange for the issuance by us of 5,165,000 shares of our common stock to the Davenport Field Unit shareholders.  Additionally we placed the sum of $1,650,000 into escrow which was disbursed approximately as follows: (1) $428,015 to Cano Energy Corporation on account of costs associated with the Davenport Property; (2) $355,646 in connection with a note that we assumed held by Bluebonnet Resources Corporation; and (3) $866,339 to field improvements and drilling on the Davenport Property.  Under the terms of the merger Agreement we paid $150,000 cash as directed by the Davenport Field Unit shareholders.  This $150,000 is included in the sum of $1,650,000 that we placed in escrow. In connection with the merger, we changed our name to Cano Petroleum, Inc. on June 3, 2004.

In accordance with Statement of Financial Accounting Standards No. 141, the merger was recorded on the purchase method of accounting.  The purchase price was allocated to the acquired assets and assumed liabilities based on their fair values and the unallocated amount was recorded as goodwill. The merger was essentially achieved via the distribution of cash by us to the Davenport Field Unit shareholders. The escrowed shares, if fully vested, would represent 33% of the total issued shares, compared to the remaining 67% held by the former shareholders of Huron Ventures, Inc.  Since we distributed cash to satisfy the assumed liabilities, and since 67% of our outstanding shares remained held by the former shareholders of Huron Ventures, Inc., we were treated as the acquiring entity.

The Davenport Field Unit shareholders comprise seven individuals who are now employed by us. Pursuant to the terms of a Management Stock Pool Agreement, the 5,165,000 shares of common stock were placed in escrow.  The shares vest to the individuals based on a combination of continued employment, referred to as “compensation shares,” and achieving certain performance goals during the next year, referred to as “performance shares.”  Any shares that are not released from escrow will be returned to treasury stock.  As of June 14, 2005, there were no shares released from the escrow pursuant to the Management Stock Pool Agreement.  Shares returned to treasury totaled 15,783 shares.

The following table summarizes the shares placed in escrow under the Management Stock Pool Agreement:

	Compensation Shares	Performance Shares	Total Shares
Executive Davenport Shareholders
S. Jeffrey Johnson	2,040,175	2,040,175	4,080,350
Michael J. Ricketts	232,425	232,425	464,850
Thomas D. Cochrane	232,425	232,425	464,850
Non-Executive Davenport Shareholders	154,950	—	154,950
Total Shares	2,659,975	2,505,025	5,165,000

The Management Stock Pool Agreement has the following terms:

•                                         In the event that either of Messrs. Johnson, Ricketts or Cochrane (the “Executive Davenport Shareholders”) resign prior to May 28, 2005, or in the event that any of the other Davenport shareholders (the “Non-Executive Davenport Shareholders”) cease to be employees or directors of the Registrant prior to May 28, 2006, all shares issued to such shareholder will be cancelled and returned to treasury.

•                                         The compensation shares issued to each Executive Davenport Shareholder will be released to that Executive Davenport Shareholder on July 1, 2005. This release will be accelerated in the event that an Executive Davenport Shareholders is terminated without cause or resigns for good reason prior to July 1, 2005.

•                                         The compensation shares issued to each Non-Executive Davenport Shareholder remaining in escrow will be released to that Non-Executive Davenport Shareholder on July 1, 2006.

•                                         The performance shares will be released to the Executive Davenport Shareholders as the following performance milestones are met:

•                                          in the event that we achieve both of the following performance milestones at June 30, 2005 or September 30, 2005 one half of the performance shares issued to a particular Executive Davenport Shareholder are to be released from escrow:

•                                          We have proven reserves of not less than 2,494 MBOE, and

•                                          We have achieved a thirty day average barrel of oil per day production rate of not less than 1,547 barrels of oil per day.

•                                          in the event that we achieve both of the following performance milestones at June 30, 2006 one half of the performance shares issued to a particular Executive Davenport Shareholder are to be released from escrow:

•                                          We have proven reserves of not less than 2,833 MBOE, and

•                                          We have achieved a thirty day average barrel of oil per day production rate of not less than 1,521 barrels of oil per day.

•                                         In addition, in the event that we have proven reserves of not less than 3,777 MBOE at June 30, 2006 and have achieved a thirty day average barrel of oil per day production rate of not less than 2,028 barrels of oil per day at June 30, 2006, all of the performance shares are to be released.

•                                         Any performance shares not released from escrow as per the above milestones will be returned to treasury on or before October 31, 2006.

Davenport Field Unit — Operations

Davenport Field Unit’s sole assets consist of a 100% working interest in certain oil, gas and mineral leasehold estates and personal property related such leasehold estates located in Lincoln County, Oklahoma covering approximately 2,178 acres. Davenport Field Unit sells the production from its wells to one independent third party purchaser. We are paid at the prevailing posted price for Oklahoma sweet crude oil plus a bonus payment less certain marketing fees. We periodically review the price paid by our purchaser by comparing to other purchasers in the same area to ensure we receive a fair price for the crude oil production. Due to the number of possible purchasers, management does not believe that the loss of this purchaser would pose a significant risk to the continuity of Davenport Field Unit’s operations. Davenport Field Unit does not maintain significant inventories.

Davenport Property — History

The Davenport Property is a mature oil field that has previously undergone waterflood operations. A waterflood is a method of secondary recovery whereby water is pumped into reservoir rock to force out oil that has ceased to flow under its own pressure.  The field containing the Davenport Property was discovered in 1924. Waterflood operations were commenced in 1950. The initial well and subsequent three-year development, consisting of approximately 180 wells on 10-acre spacing, was the work of Magnolia Petroleum, one of the predecessors to ExxonMobil Corp.

Over the next twenty-five years, these 180 wells produced approximately 12,000,000 barrels of oil. The individual leases were then “unitized” in March of 1950 to form the Davenport Property for the purpose of implementing a secondary recovery project (waterflood). The waterflood operation accounted for an additional 10,000,000 barrels of oil production (bringing the total production of the field to 22,000,000 barrels of oil). The flood operated with no significant improvements being made after 1963. Uneconomic wells were plugged and abandoned, leaving only 62 wellbores today. We believe that we can increase production and reserves at the Davenport Field Unit by drilling new wells, recompleting existing wells, and implementing modern secondary / tertiary oil recovery operations.  We believe ample opportunity exists since no improvements have been to the waterflood operations since 1963.

Acquisitions Subsequent to the Davenport Merger

The Ladder Companies

On July 2, 2004, we acquired all of the outstanding common stock of Ladder Companies, Inc. (d/b/a Ladder Energy Company), a Delaware corporation, and Tri-Flow, Inc., an Oklahoma corporation, in consideration for approximately $2.2 million, after purchase price adjustments.  Ladder Companies and Tri-Flow are engaged in oil and gas exploration and production.  Their assets include ownership interests in 61 wells, including 51 that are located primarily in one field of approximately 4,500 acres in Grant County, Oklahoma.  Current net production from these wells is approximately 120 barrels of oil equivalent (“BOE”) per day and, based upon an independent engineer’s most recent estimate, proven reserves are 738,000 BOE, of which 583,000 BOE were proved producing reserves.

The Nowata Properties

On September 14, 2004, we acquired certain oil, gas and mineral assets from Nowata Oil Properties LLC for $2.6 million, paid as follows: (1) $250,000 in cash was paid on September 2, 2004 upon execution of a Purchase and Sale Agreement; (2) $2,250,000 in cash was paid on September 14, 2004 upon closing; and (3) $100,000 was paid for due diligence fees.

The purchased assets consist of Nowata Oil Properties’ right, title and interest in and to specified oil, gas and mineral leasehold estates, including but not limited to non-producing property, mineral rights, subsurface rights, wells and well equipment, inventory and supplies, storage facilities, contract rights, easements and rights-of-way, permits and records belonging to, used or obtained in connection with the leasehold estates.  The Nowata Properties include more than 220 producing wells.  The wells produce from the Bartlesville Sandstone in the Nowata Field on 2,601 acres of land in Nowata County, Oklahoma. Current net production is approximately 230 BOE per day and, based on an independent engineer’s most recent estimate, proven reserves are 1,631,000 BOE, of which 1,593,000 were proved producing reserves.

Square One

On March 29, 2005, we acquired Square One Energy, Inc.  The value of the consideration we paid for Square One was $7.5 million, consisting of $4 million in cash and 888,888 shares of our common stock, which was valued at $3.96 per share.

Square One was incorporated under the laws of the State of Texas in October 2001.  Square One’s assets include a 100% working interest in 10,300 acres of mature oil fields in north central Texas.  Other assets include a gas processing plant, production equipment, a field office and an office building.  Square One will continue to operate the 10,300 acre Desdemona and Hogtown Moore Units in Erath, Eastland and Comanche Counties.

Current production is 70 barrels per day of drip, NGL and crude oil.  Original oil in place is estimated at 92 million barrels of oil.  We plan to initiate a pilot waterflood in a down-dip area where there are active oil producers in the sand, then develop up-dip into the area currently producing gas.  A successful waterflood will be followed with an alkaline-surfactant-polymer (ASP) process to get additional oil out of the reservoir.

Growth Strategy

We believe significant growth opportunities exist primarily because the major energy companies and large independents continue to focus their attention and resources toward the discovery and development of large fields.  In the past several years, the major companies have been divesting themselves of their mature oil fields.  Also, the recent economics of the oil and gas market have improved as prices have risen substantially.  These conditions provide ample opportunities for smaller independent companies to acquire and exploit mature U.S. fields.  We expect that there will be increased competition for such properties in the future.

We will continue to target potential acquisition candidates in a disciplined manner.  By adhering to our disciplined approach, we expect to continue to find attractive economic acquisition and development opportunities.

Our competitive advantage is our in-house expertise and low internal overhead.  We employ independent engineers and geologists to aid in evaluating the economic merits of drilling plans and potential acquisitions.  We believe that the incremental cost of hiring independent engineering firms justifies the expense because they provide a check and balance on our acquisition and development plans.  Further, employing third party experts on a case-by-case basis enables us to maintain low operating expenses and adhere to our commitment to keep fixed costs low.

Drilling Evaluation

We are dedicated to the philosophy of buying long-lived assets in rich basins with sufficient geological complexity to warrant the use of technological improvements in drilling fluids, open-hole logging and casing/cementing techniques. Modern drilling fluids, as well as the additives now in use, reduce damage to producing reservoir rock and enhance production and longevity. Our relationships with major service companies provide us expertise in modern logging techniques and enables us to evaluate producing zones concerning fluid content, rock type, porosity and permeability, which adds significantly to our ability to improve production and reduce operating costs. We have generated an inventory of potential development drilling locations from our acquisitions. Our drilling plans primarily depend on market prices of oil and the availability and pricing of drilling equipment and supplies.

Significant Opportunities

We believe significant opportunities exist to acquire mature fields that have upside exploitation potential. Given the planned property divestitures of major energy companies, we believe ample opportunities will exist for larger strategic acquisitions to be made during 2005 and 2006. We believe the major energy companies are focusing their attention and resources toward the discovery and development of large fields located outside the United States. One reason for this is that the major energy companies have larger internal overhead costs which prevent them from fully developing production from existing, mature fields. These factors contribute ample opportunities for smaller, independent companies, to purchase mature U.S. fields which have been vacated by major energy companies.

Pursuit of Selective Complementary Acquisitions

We seek to acquire long-lived producing properties with a high degree of operating control that contain opportunities to profitably increase natural gas and crude oil reserves and production levels through exploitation. Our reservoir enhancement techniques include the implementation of technically advanced reservoir management and long term cost improvement of field operations. We target acreage that we believe will expose us to high potential prospects located in areas that are geologically similar to neighboring areas with large developed fields.

Disciplined Approach

We intend to target potential acquisition candidates in a disciplined manner. We plan to focus on producing properties for which there is 50% or more potential available through utilization of secondary and tertiary recovery techniques.  Other metrics that we emphasize for acquisitions include rate of return and proven reserves. We are seeking properties that have relatively long reserve lives and highly predictable production profiles. We are seeking properties that have extensive production histories and production enhancement opportunities. While the properties may be geographically diversified, we intend to focus on producing fields that are concentrated within adjacent areas, allowing for economies of scale in production and cost-effective application of reservoir management techniques gained from prior operations. Because the recent economics of oil and gas have improved substantially, we expect our disciplined approach to keep us grounded and prevent overpaying for acquisition and development opportunities.

Prudent Use of Third Party Expertise

We plan to use our in-house expertise and employ independent engineers and geologists to aid in evaluating the economic merits of drilling plans and potential acquisitions.  We believe that the incremental cost of hiring independent engineering firms justifies the expense because they provide a check and balance on our acquisition and development plans.  Further, employing third party experts on a case-by-case basis enables us to keep our operating overhead low and adhere to our commitment to keep fixed costs low.

Working Interest Operator

We intend to be the working interest operator in a high proportion of our acquired and developed properties. This allows us to exercise more control over expenses, capital allocation, and the timing of development and exploitation activities in our fields. It also enables us to implement controls over our costs to ensure prudent expenditures.

Competition

We are a small independent oil and gas company that represents less than 1% of the oil and gas industry. We face competition from other oil and gas companies in all aspects of our business, including acquisition of producing properties and oil and gas leases, and obtaining goods, services and labor.  Many of our competitors have substantially greater financial and other resources.  Factors that affect our ability to acquire producing properties include available funds, available information about the property and our standards established for minimum projected return on investment.  Since we are focusing on acquiring mature fields possessing large, underdeveloped reserves and have experience and expertise in exploiting these reserves, we believe that we can effectively compete in the market.

Governmental Regulation

Our operations are subject to extensive and continually changing regulation affecting the oil and natural gas industry. Many departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry increases our cost of doing business and, consequently, affects our profitability. We do not believe that we are affected in a significantly different manner by these regulations than are our competitors.

Transportation and Sale of Natural Gas

Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and the regulations promulgated thereunder by the Federal Energy Regulatory Commission (“FERC”). In the past, the federal government has regulated the prices at which natural gas could be sold. Deregulation of natural gas sales by producers began with the enactment of the Natural Gas Policy Act of 1978. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act, which removed all remaining Natural Gas Act of 1938 and Natural Gas Policy Act of 1978 price and non-price controls affecting producer sales of natural gas effective January 1, 1993. Congress could, however, re-enact price controls in the future. The FERC regulates interstate natural gas pipeline transportation rates and service conditions, which affect the marketing of gas produced by us and the revenues received by us for sales of such natural gas. The FERC requires interstate pipelines to provide open-access transportation on a non-discriminatory basis for all natural gas shippers. The FERC frequently reviews and modifies its regulations regarding the transportation of natural gas with the stated goal of fostering competition within all phases of the natural gas industry. In addition, the intra-state transportation of natural gas is subject to state regulatory jurisdiction as well.

Additional proposals and proceedings that might affect the natural gas industry are considered from time to time by Congress, the FERC, state regulatory bodies and the courts. We cannot predict when or if any such proposals might become effective or their effect, if any, on our operations. The natural gas industry historically has been closely regulated; thus, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue indefinitely into the future.

Regulation of Production

The production of oil and natural gas is subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. State and federal statutes and regulations require permits for drilling operations, drilling bonds, and reports concerning operations. Texas and Oklahoma, the states in which we own and operate properties, have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells, the spacing of wells, and the plugging and abandonment of wells and removal of related production equipment. Texas and Oklahoma also restrict production to the market demand for oil and natural gas. These regulations can limit the amount of oil and natural gas we can produce from our wells, limit the number of wells, or limit the locations at which we can conduct drilling operations. Moreover, each state generally imposes a production or severance tax with respect to production and sale of crude oil, natural gas and gas liquids within its jurisdiction.

Environmental Regulations

Our operations are subject to numerous stringent and complex laws and regulations at the federal, state and local levels governing the discharge of materials into the environment or otherwise relating to human health and environmental protection. These laws and regulations may, among other things, require acquisition of a permit before drilling commences, restrict the types, quantities and concentrations of various materials that can be released into the environment in connection with drilling and production activities, and limit or prohibit construction or drilling activities in certain ecologically sensitive and other protected areas.  Failure to comply with these laws and regulations or to obtain or comply with permits may result in the assessment of administrative, civil and criminal penalties, imposition of remedial requirements and the imposition of injunctions to force future compliance. Our business and prospects could be adversely affected to the extent laws are enacted or other governmental action is taken that prohibits or restricts our exploration and production activities or imposes environmental protection requirements that result in increased costs to us or the oil and natural gas industry in general.

We conduct our drilling and production activities to comply with all applicable environmental regulations, permits and lease conditions, and we monitor subcontractors under our turnkey drilling contracts for environment compliance. While we believe our operations conform to those conditions, we remain at risk for inadvertent noncompliance, conditions beyond our control and undetected conditions resulting from activities by prior owners or operators of properties in which we own interests. Our insurance policies provide for $1,000,000 general liability coverage for bodily injury and property damage including pollution, underground resources, blow out and cratering. In addition, we have $100,000 coverage for our contractual obligations to our service contractors using their equipment downhole. We have a “Hired and Non-Owned” Commercial Automobile liability limit of $1,000,000.  We also have secured a $5,000,000 umbrella coverage in excess of the general liability and automobile liability.

Spills and Releases. The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as “Superfund,” and analogous state laws, impose joint and several liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a “hazardous substance” into the environment. These persons include the “owner” and “operator” of the site where the release occurred, past owners and operators of the site, and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Responsible parties under CERCLA may be liable for the costs of cleaning up hazardous substances that have been released into the environment and for damages to natural resources. Additionally, it is not uncommon for neighboring landowners and other third parties to file tort claims for personal injury and property damage allegedly caused by the release of hazardous substances into the environment. In the course of our ordinary operations, we may generate waste that may fall within CERCLA’s definition of a “hazardous substance.”

We currently own, lease or operate properties that for many years have been used for the exploration and production of oil and gas. Many of these properties have been operated by third parties whose actions with respect to the treatment and disposal or release of hydrocarbons or other wastes were not under our control. It is possible that hydrocarbons or other wastes may have been disposed of or released on or under such properties, or on or under other locations where such wastes may have been taken for disposal. These properties and wastes disposed thereon may be subject to CERCLA and analogous state laws. Under such laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater) or to perform remedial plugging operations to prevent future contamination, or to pay the costs of such remedial measures. Although we believe we have utilized operating and disposal practices that are standard in the industry, during the course of operations hydrocarbons and other wastes have been released on some of the properties we own, lease or operate. We are not presently aware of any pending clean-up obligations that could have a material impact on our operations or financial condition.

Water Discharges. The Federal Water Pollution Control Act of 1972, (the “Clean Water Act”), imposes restrictions and controls on the discharge of produced waters and other oil and gas pollutants into navigable waters. These controls have become more stringent over the years, and it is possible that additional restrictions may be imposed in the future. Permits must be obtained to discharge pollutants into state and federal waters. Certain state regulations and the general permits issued under the Federal National Pollutant Discharge Elimination System (“NPDES”) program prohibit the discharge of produced waters and sand, drilling fluids, drill cuttings and certain other substances related to the oil and gas industry into certain coastal and offshore water. The Clean Water Act provides for civil, criminal and administrative penalties for unauthorized discharges of oil and other pollutants, and imposes liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release. Comparable state statutes impose liabilities and authorize penalties in the case of an unauthorized discharge of petroleum or its derivatives, or other pollutants, into state waters.

In furtherance of the Clean Water Act, the EPA promulgated the Spill Prevention, Control, and Countermeasure (“SPCC”), regulations, which require facilities that possess certain threshold quantities of oil that could impact navigable waters or adjoining shorelines to prepare SPCC plans and meet specified construction and operating standards. The SPCC regulations were revised in 2002 and required the amendment of SPCC plans before February 18, 2006, if necessary, and requires compliance with the implementation of such amended plans by August 18, 2006. We may be required to prepare SPCC plans for some of our facilities where a spill or release of oil could reach or impact jurisdictional waters of the U.S.

Air Emissions. The Federal Clean Air Act, and associated state laws and regulations, restrict the emission of air pollutants from many sources, including oil and natural gas operations. New facilities may be required to obtain permits before operations can commence, and existing facilities may be required to obtain additional permits and incur capital costs in order to remain in compliance. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the Clean Air Act and associated state laws and regulations. We believe that compliance with the Clean Air Act and analogous state laws and regulations will not have a material impact on our operations or financial condition.

Waste Handling. The Resource Conservation and Recovery Act (the “RCRA”) and analogous state and local laws and regulations govern the management of wastes, including the treatment, storage and disposal of hazardous wastes. The RCRA imposes stringent operating requirements, and liability for failure to meet such requirements, on a person who is either a “generator” or “transporter” of hazardous waste or an “owner” or “operator” of a hazardous waste treatment, storage or disposal facility. The RCRA specifically excludes from the definition of hazardous waste drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil and natural gas. A similar exemption is contained in many of the state counterparts to the RCRA. As a result, we are not required to comply with a substantial portion of the RCRA’s requirements because our operations generate minimal quantities of hazardous wastes. However, these wastes may be regulated by the EPA or state agencies as solid waste. In addition, ordinary industrial wastes, such as paint wastes, waste solvents, laboratory wastes, and waste compressor oils, may be regulated under the RCRA as hazardous waste. We do not believe the current costs of managing our wastes, as they are presently classified, to be significant. However, any repeal or modification of the oil and natural gas exploration and production exemption, or modifications of similar exemptions in analogous state statutes, would increase the volume of hazardous waste we are required to manage and dispose of and would cause us, as well as our competitors, to incur increased operating expenses.

Occupational Safety Regulations

We are subject to various federal and state laws and regulations intended to promote occupational health and safety. Although all of our wells are drilled by independent subcontractors under our “footage” or “day rate” drilling contracts, we have adopted environmental and safety policies and procedures designed to protect the safety of our own supervisory staff and to monitor all subcontracted operations for compliance with applicable regulatory requirements and lease conditions, including environmental and safety compliance. This program includes regular field inspections of our drill sites and producing wells by members of our operations staff and internal assessments of our compliance procedures. We consider the cost of compliance a manageable and necessary part of our business.

Federal, State or Native American Leases

Our operations on federal, state or Native American oil and gas leases are subject to numerous restrictions, including nondiscrimination statutes. Such operations must be conducted pursuant to certain on-site security regulations and other permits and authorizations issued by the Bureau of Land Management, Minerals Management Service and other agencies.

Employees

As of June 15, 2005, we had 20 employees, all of whom are full-time employees.  None of our employees are represented by a union.  We have never experienced an interruption in operations from any kind of labor dispute, and we consider the working relationships among the members of our staff to be excellent.

PLAN OF OPERATION

Forward-Looking Statements

The information in this registration statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact made in this registration statement are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations.

The following discussion and analysis should be read in conjunction with the financial statements included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

 Overall Strategy

We are a growing independent oil and gas company that intends to actively pursue enhanced oil recovery techniques to increase production and reserves at our existing properties and future acquisitions.  Our primary focus is crude oil and our target acquisitions are onshore U.S. properties.  Our focus on domestic, mature oil fields eliminates exploration risks and uncertainties of international sources.  We use waterflooding and enhanced oil recovery techniques, such as Alkaline-Surfactant-Polymer (ASP) technology.

We believe significant opportunities exist primarily because the major energy companies and large independents continue to focus their attention and resources toward the discovery and development of large fields.  In the past several years, the major companies have been divesting themselves of their mature oilfields.  Also, the recent economics of the oil and gas market have improved as prices have risen substantially.  These conditions provide ample opportunities for smaller independent companies to acquire and exploit mature U.S. fields.  We expect that there will be increased competition for such properties in the future.

We will continue to target potential acquisition candidates in a disciplined manner.  By adhering to our disciplined approach, we expect to continue to find attractive economic acquisition and development opportunities.

Our competitive advantage is our in-house expertise and low internal overhead.  We employ independent engineers and geologists to aid in evaluating the economic merits of drilling plans and potential acquisitions.  We believe that the incremental cost of hiring independent engineering firms justifies the expense because they provide a check and balance on our acquisition and development plans.  Further, employing third party experts on a case-by-case basis enables us to maintain low operating expenses and adhere to our commitment to keep fixed costs low.

Liquidity and Capital Resources

We intend to finance future acquisitions of oil and gas properties, field development projects and operating activities with a combination of issuances of equity, access to capital markets, and cash flow from operations.  We cannot guarantee that any additional equity financing will be available in sufficient amounts or on acceptable terms when needed.  If such financing is not available in sufficient amounts or on acceptable terms, our results of operations and financial condition may be adversely affected.  In addition, equity financing may result in dilution to existing stockholders and may involve securities that have rights, preferences, or privileges that are senior to our common stock.

Financing and Investing Activities

As of March 31, 2005, we have issued preferred stock totaling $8.75 million (net proceeds of $8.5 million), of which $5.35 million was issued during the past nine months.  Also, we received net proceeds of $4.8 million from the issuance of 1,350,000 shares of common stock during March 2005.

During March 2005, the preferred stockholders elected to convert their preferred shares to common shares.  The Series B and Series C Convertible Preferred Stock was converted into shares of our common stock at a price of $3.00 and $3.75 per share, respectively.  The total converted shares amounted to 2,466,665 common shares.  As of March 31, 2005, there were no outstanding shares of preferred stock.  Our common stock is the only class of stock outstanding.

The proceeds from our stock issuances were our primary source to fund the Davenport Field Unit merger, and the subsequent acquisitions and development activities during the nine months ended March 31, 2005:

•                  Acquisition of the Nowata Oil Properties LLC for $2.6 million.

•                  Acquisition of the Ladder Companies, Inc. for $2.2 million.  For operational purposes, we refer to Ladder as the Rich Valley field.

•                  Acquisition of the Square One Energy, Inc. valued at $7.5 million, consisting of $4 million of cash and issuing 888,888 common shares.  For operational purposes, we refer to Square One as the Desdemona field.

•                  Purchase of an additional 10% revenue interest in the Davenport field for $0.7 million.

•                  Capital expenditures of $1.9 million, consisting primarily of drilling two wells in the Davenport field, and implementation of developmental activities and environmental safeguards.

Based on reserve reports prepared by independent petroleum engineers dated January 1, 2005, our total reserves are summarized as follows:

	Nowata	Rich Valley	Davenport	Desdemona	Total
Proved
Oil - Mbbls	1,592	274	213	679	2,758
Gas - Mmcf	234	2,780	15	1,985	5,014

Proved Barrels of Equivalent Oil (“MBOE”)	1,631	738	215	1,010	3,594

Proved Producing (MBOE)	1,593	583	57	505	2,738

Energy lenders typically loan to oil and gas companies based on the value of the proved producing reserves, defined as reserves that can be reasonably expected to be recovered from existing wells with existing equipment and operating methods from known reservoirs under existing economic and operating conditions.  We intend to seek a debt facility secured by our proved producing reserves to provide a source of cash to fund our operating activities and acquisitions.  Also, we will continue to consider issuances of equity as a potential option to provide cash to fund our operating activities and acquisitions.

Capital Spending Plan for 2005

In addition to potential future acquisitions, our capital spending plan for the remainder of 2005 is to implement developmental projects at our existing fields to increase reserves and production.  We project this cost to be approximately $3.6 million, and to be spent to develop the following fields:

Desdemona Field.  This was the primary asset of our Square One acquisition, consisting of 10,300 acres.  This field has not been previously waterflooded.  We plan to begin pilot waterflood operations in mid-2005 and expect an initial response in nine to twelve months.  If the pilot waterfloods are successful, we intend to begin expanding the waterflood to the entire field in 2006.  This field also has mineral rights to the Barnett Shale.  We intend to sell these mineral rights and focus on our core expertise — secondary and enhanced oil recovery.

Nowata Field .  This field is currently being waterflooded.  We intend to increase production and reserves by applying a chemical treatment known as Alkaline-Surfactant-Polymer (ASP) technology.  We are continuing to optimize the ASP chemistry in the labroatory and intend to begin implementing an ASP pilot at Nowata later this year.

Davenport Field .  This field is currently being waterflooded.  We intend to evaluate this field for ASP technology.  This evaluation, coupled with the knowledge gained from the Nowata ASP pilot, is expected to enhance its value as an ASP candidate.

Rich Valley Field .  We intend to drill one development well and conduct an evaluation for waterflood potential.

Operating Activities

For the nine months ended March 31, 2005, net cash used in operating activities was $558,722.  We are seeking to improve cash flow from operating activities through operational improvements at our existing properties and future acquisitions.  The increased cash flow from field operations could be offset, in part, by increased general and administrative costs to support our expanding operations.

Contractual Obligations

As of March 31, 2005, our principal executive office, comprising of 6,317 square feet, are subject to a lease that expires April 30, 2006 at a cost of $6,580 per month.

Results of Operations

The results of operations presented below pertain to the three and nine-month periods ended March 31, 2005, as reported in our Form 10-QSB dated March 31, 2005.  A comparison to the results of operations for the three and nine months ended March 31, 2004 is not presented because we had no revenues and nominal expenses during those periods and a comparison would not be useful to readers.  In addition, our results of operations for the twelve months ended June 30, 2004 and June 30, 2003 are not discussed because we had nominal revenues and nominal expenses in the twelve months ended June 30, 2004 and no revenues and nominal expenses in the twelve months ended June 30, 2003.

The table below summarizes our results of operations through March 31, 2005.

	Three Months	Nine Months
	Ended	Ended
Net Loss Before Certain Accounting Charges	$(343,842)	$(808,622)

Less:
Deferred Compensation Expense	431,439	1,341,285
Preferred Stock Discount	—	416,534
Subtotal	431,439	1,757,819
Loss Applicable to Common Stock	$(775,281)	$(2,566,441)

As shown above, we had a net loss before certain accounting charges of $343,842 and $808,622, respectively, for the three and nine month periods ended March 31, 2005.  Since our acquisitions are mature fields, our initial focus is to evaluate the existing operations and make the necessary operational improvements to improve operating efficiency.  It generally requires six to twelve months to fully analyze the acquired field and spend the necessary funds to improve the field operations to meet our operational standards.  The net loss that we have experienced for the nine months ended March 31, 2005, is a direct result of spending the necessary funds to improve the operational efficiency of our field facilities and to fund start-up costs we incurred to fund our support services.  We expect these expenditures should lead to increased operational efficiency and reduced operating expenses in future periods.

Operating Revenues

The table below summarizes our operating revenues through March 31, 2005.

	Three Months	Nine Months
	Ended	Ended
Operating Revenues	$1,461,885	$3,780,437

Sales
- Oil (MBbls)	24	62
- Gas (MMcf)	41	133
- Total (MBOE)	31	84

Average Price
- Oil ($/ Bbl)	$49.39	$47.78
- Gas ($/ Mcf)	$5.60	$5.94

We expect future increases to sales through capital expenditures as discussed above under “Plan of Operation - Capital Spending Plan for 2005.”

Operating Expenses

For the three and nine month periods ended March 31, 2005, our total operating expenses were $2,238,637 and $5,940,880, respectively.  Our operating expenses consist primarily of lease operating expenses, general and administrative, depletion and depreciation, and deferred compensation expense.

Our lease operating expenses (“LOE”) consist of costs of producing crude oil and natural gas such as labor, supplies, repairs, maintenance, and superintendence.  For the three month and nine month periods ended March 31, 2005, our LOE was $819,093 and $1,815,837, respectively.  For the nine month period ended March 31, 2005, the LOE per BOE was $21.55.  We incurred an unusually high amount of LOE to implement the operational improvements at all fields, as previously discussed.  We will continue to evaluate potential operational improvements for all three fields.  We anticipate these expenditures will lead to improved operational efficiency and reduced operating expenses in future months.

Our general and administrative expenses consist of support services for our operating activities, along with investor relation costs during the current quarter and nine month period of approximately $136,000 and $572,000, respectively.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Significant Accounting Policies

Summary and Use of Estimates

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of Cano and its wholly owned subsidiary.  Inter-company accounts and transactions are eliminated.  In preparing the accompanying financial statements, management has made certain estimates and assumptions that affect reported amounts in the financial statements and disclosures of contingencies.  Actual results may differ from those estimates.  Significant assumptions are required in the valuation of proved oil and gas reserves, which may affect the amount at which oil and gas properties are recorded.  It is at least reasonably possible these estimates could be revised in the near term, and these revisions could be material.

Our significant accounting policies are included in Note 1 to the Consolidated Financial Statements for the years ended June 30, 2004 and 2003, included at the end of this prospectus.  We believe the following accounting policies are essential to the understanding of our financial statements.  Also, these policies are unique to the oil and gas industry and have a significant impact to our financial statements.

Oil and Gas Properties and Equipment

We follow the successful efforts method of accounting, capitalizing costs of successful exploratory wells and expensing costs of unsuccessful exploratory wells.  Exploratory geological and geophysical costs are expensed as incurred.  All developmental costs are capitalized.  We generally pursue acquisition and development of proved reserves as opposed to exploration activities.  The property costs reflected in the accompanying balance sheet are from the acquisition of producing properties from other oil and gas companies.

Depreciation and depletion of producing properties is computed on the units-of-production method based on estimated proved oil and gas reserves.  Repairs and maintenance are expensed, while renewals and betterments are generally capitalized.

If conditions indicate that long-term assets may be impaired, the carrying value of property is compared to management’s future estimated pre-tax cash flow from the properties.  If impairment is necessary, the asset carrying value is written down to fair value. Cash flow pricing estimates are based on existing proved reserve and production information and pricing assumptions that management believes are reasonable. Impairment of individually significant undeveloped properties is assessed on a property-by-property basis, and impairment of other undeveloped properties is assessed and amortized on an aggregate basis.

Asset Retirement Obligation

Our financial statements reflect the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.  SFAS No. 143 provides that, if the fair value for an asset retirement obligation can be reasonably estimated, the liability should be recognized in the period when it is incurred.  Oil and gas producing companies incur this liability upon acquiring or drilling a well.  Under the method prescribed by SFAS No. 143, the retirement obligation is recorded as a liability at its estimated present value at the asset’s inception, with an offsetting increase to producing properties on the balance sheet.  Periodic accretion of discount of the estimated liability is recorded as an expense in the statement of operations.

Revenue Recognition and Major Customer

Crude oil revenue is recognized when our share of oil production is sold.  The oil production is purchased by a single, independent crude oil purchaser.  We believe that alternative purchasers are available, if necessary, to purchase production at prices substantially similar to those received from our current purchaser.

DESCRIPTION OF PROPERTY

Principal Executive Offices

Our principal executive offices are located at The Oil & Gas Commerce Building, 309 West 7th Street, Suite 1600, Fort Worth, TX 76102. Our principal executive offices comprise approximately 6,317 square feet and are subject to a lease that expires on April 30, 2006 at a cost of $6,580 per month.

Oil and Gas Properties

Reserves

Our proved oil and gas reserves have been estimated by independent petroleum engineers.  Proved reserves are the estimated quantities that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.  Due to the inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available.  The reserves actually recovered and the timing of production of these reserves may be substantially different from the original estimate. Revisions result primarily from new information obtained from development drilling and production history and from changes in economic factors.

Based on reserve reports prepared by independent petroleum engineers dated January 1, 2005, we had estimated total proved reserves of 3,594 MBOE, of which 2,738 MBOE were proved producing reserves.  We have not reported our reserves to any federal authority or agency.

Production

For the nine months ended March 31, 2005, our total net production was 62,000 barrels of oil and 133 MMcf of natural gas. The average prices received for our oil and gas sales were $47.78 per barrel and $5.94 per Mcf, respectively.

Productive Wells and Acreage

As of March 31, 2005, we had 522 gross productive wells (513 net productive wells).  We had total acreage of 19,579 acres, consisting of 9,484 developed acres and 10,095 undeveloped acres.

Drilling Activity

During the nine months ended March 31, 2005, we drilled two wells in the Davenport Field.

Delivery Commitments

At March 31, 2005, we had no delivery commitments with our purchasers.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding, nor is our property the subject of a pending legal proceeding, that is not in the ordinary course of business or otherwise material to the financial condition of our business.  None of our directors, officers or affiliates is involved in a proceeding adverse to our business or has a material interest adverse to our business.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.

Name	Age	Position
S. Jeffrey Johnson	40	Chief Executive Officer and Chairman of the Board of Directors
Michael J. Ricketts	47	Chief Financial Officer, Principal Accounting Officer and Secretary
Thomas D. Cochrane	42	Executive Vice President of Oil & Gas Operations
Donnie D. Dent	71	Director
Gerald W. Haddock	57	Director
Randall Boyd	47	Director
Dr. Jim Underwood	63	Director
Morris B. “Sam” Smith	60	Director

All directors hold office until the next annual meeting of our stockholders and until their successors have been duly elected and qualified. Our executive officers are elected by, and serve at the designation and appointment of, the board of directors.  Some of our directors and executive officers also serve in various capacities with our subsidiaries. There are no family relationships among any of our directors and executive officers.

Background of Executive Officers and Directors

S. Jeffrey Johnson, Chief Executive Officer and Chairman.  Mr. Johnson was appointed Chief Executive Officer on May 28, 2004 and Chairman on June 25, 2004.  Prior to joining Cano, Mr. Johnson served as the Chief Executive Officer of Cano Energy Corporation from 2001 through 2004, and he served as the Chief Executive Officer of Scope Operating Company from 1997 through 2004.

Michael J. Ricketts, Chief Financial Officer and Principal Accounting Officer.  Mr. Ricketts was appointed Chief Financial Officer on May 28, 2004.  Mr. Ricketts served as a member of our Board of Directors from June 25, 2004 until April 6, 2005.  Mr. Ricketts is a Certified Public Accountant. Prior to joining Cano, Mr. Ricketts was employed by TNP Enterprises, Inc. and its subsidiaries, Texas-New Mexico Power Company and First Choice Power for 15 years.  He served as Director, Treasury from 2003 to 2004.  He served as Director, Business Development from 2002 – 2003.  He was the Controller and Assistant Controller from 1998- 2002.

Thomas D. Cochrane, Executive Vice-President of Oil & Gas Operations.  Mr. Cochrane was appointed Executive Vice-President of Oil & Gas Operations on May 28, 2004.  . Prior to joining Cano, Mr. Cochrane spent his entire 15 year career with ExxonMobil Oil.  From 2003 – 2004, he served as the Supervisor – Drill Well Review Team.  From 2000 – 2003, he was the Reservoir Engineer.  From 1998 – 2000, he was the Maintenance and Reliability Foreman.

Donnie D. Dent, Director.  Mr. Dent was elected to our Board of Directors on June 25, 2004.  Prior to 1998, Mr. Dent was employed with various oil and gas companies.  From 1995 to 1998, Mr. Dent served as President and CEO of RUSA Oil, Ltd., a company jointly formed by Dresser Industries and Petro-Hunt Corporation and engaged in the exploration and development of two large oil fields in Siberia.  . From 1991 to 1998 Mr. Dent served as a General

Director of Khantymansiysknnefthunt, a Russo-American oil and gas joint venture. Prior to 1991 he was President of Box Energy Corporation Executive and Vice President at OKC Limited Partnership. Mr. Dent has also served as General Counsel at Mesa Petroleum Corporation and as a staff attorney for Gulf Oil Corporation.

Gerald W. Haddock, Director. Mr. Haddock was appointed to our Board of Directors on December 10, 2004.  Mr. Haddock is the founder and President of Haddock Enterprises, LLC, an entrepreneurial development company concentrating in oil and gas and real estate, located in Fort Worth, Texas, and formerly served as President and CEO of Crescent Real Estate Equities.  Mr. Haddock is currently a Director and Audit Committee Chairman of ENSCO International, Inc., a leading global offshore oil and gas drilling service company listed on the NYSE.  Mr. Haddock also joined the Board of Directors of Meritage Homes Corporation in early 2005, named “Fastest Growing Public Homebuilder–2003” by Builder magazine.  Mr. Haddock also serves for Baylor University on the Baylor Foundation Board of Directors and serves on the Dean’s Strategic Council for the Graduate Tax Program at New York University.

Randall Boyd, Director.  Mr. Boyd was appointed to our Board of Directors on October 25, 2004.  Prior to joining our Board of Directors, Mr. Boyd was a Global Executive Vice President of LSG Sky Chefs.  Mr. Boyd has also served as a member of the Global Executive Board of LSG Sky Chefs, with supervisory responsibility of the Americas region, and as Chairman of eLSG.Skychefs’ Executive Board.

Dr. Jim Underwood, Director.  Dr. Underwood was appointed a Director on January 6, 2005.  Dr. Underwood is currently a professor at Dallas Baptist University. Dr. Underwood has also served as the Vice President of Cornerstone Bank and as Vice President of Heritage National Bank.  Since 1993, Dr. Underwood has served as an advisor and consultant in the field of corporate strategy for a number of companies, including American Airlines, Dale Carnegie International, EDS, IBM Corporation, Lockheed, Wall Street Journal, Texas Instruments and numerous divisions of Nortel Networks.  In addition, Dr. Underwood has authored seven books including The Significance Principle, Thriving In E-Chaos (winner of the International Competia Award 2001), The New Corporate Strategy, Complexity and Paradox, Corporate Intelligence, and What’s Your Corporate IQ? His book More Than a Pink Cadillac made the New York Times and the Wall Street Journal’s “Business Best Seller List” in early 2003.

Morris B. “Sam” Smith, Director.  Mr. Smith was appointed a Director and Chairman of our Audit Committee on March 22, 2005.  Mr. Smith is currently the chief financial officer at RBI International, Ltd.  He has also acted as Interim Chief Financial Officer of Stroud Oil Properties.  Mr. Smith also is Chairman of the Board of Trustees for McMurry University and is a Board Member and Audit Committee Chairman for Belden & Blake Corporation, owned by Capital C, a controlled affiliate of Carlyle/Riverstone Energy and Power Fund II, L.P.  From August 1, 2000 through December 31, 2003, Mr. Smith was Executive Vice President, Chief Financial Officer and Treasurer of Encore Acquisition Company.  Mr. Smith also served as Corporate Secretary of Encore Acquisition Company from December 2002 to December 2003.  From July 1996 to July 2000, Mr. Smith held the positions of Vice President of Finance and Chief Financial Officer of Union Pacific Resources.

Board of Directors

There were no meetings of the Board of Directors in the fiscal year ended June 30, 2004.  During the fiscal year ending June 30, 2005 and through May 31, 2005, our Board held four meetings and our Audit Committee held one meeting.  All meetings of the Board of Directors and of the Audit Committee were attended by all then-current members.

Below is a description of the Audit Committee of the Board of Directors. The Board has determined that each member of the Audit Committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment.

The Charter of the Audit Committee of the Board of Directors sets forth the responsibilities of the Audit Committee. The primary function of the Audit Committee is to oversee and monitor the Company’s accounting and reporting processes and the audits of the Company’s financial statements.

The Audit Committee is presently composed of three persons, including Morris B. “Sam” Smith, Dr. Jim Underwood and Donnie D. Dent, each of whom are considered independent under the rules promulgated by the American Stock Exchange and under Rule 10A-3 under the Exchange Act, and each of whom is “financially sophisticated” as required by the rules of the American Stock Exchange. Mr. Smith serves as the Chairman of the Audit Committee. The Board has determined that Mr. Smith is an “audit committee financial expert” as defined in Item 401 of Regulation S-B.

Compensation of Directors

We do not currently pay our directors for attending meetings of our Board of Directors, although we expect to adopt a director compensation policy in the future.

During our March 2005 Board meeting, the directors approved our 2005 Directors’ stock option plan. The purpose of the plan is to attract, retain and compensate highly qualified individuals who are not employees for service as members of the Board of Directors by providing them with competitive compensation and an ownership interest in our common stock.  The plan became effective on April 1, 2005 and continues in effect for a term of ten years unless sooner terminated by the Board of Directors.  The plan authorizes 150,000 shares of common stock which may be optioned and sold under the plan, plus an annual increase on the first day of each fiscal years beginning in 2005, 2006, 2007, 2008 and 2009 equal to the lesser of (a) 100,000 shares of common stock, (b) one-half of one percent (0.5%) of the shares of common stock outstanding on the last day of the immediately preceding fiscal year, or (c) such lesser number of shares as is determined by the Board of Directors.  All options granted under the stock option plan will be nonstatutory options.  In addition, options may be granted only to non-employee directors.  Among other provisions, the plan grants to each non-employee director an option to purchase 25,000 shares upon initial appointment to the Board and subsequent annual options to purchase 25,000 shares.  The exercise price of each option granted under the plan will equal 100% of the average of the fair market value per share of our common stock for the 20 trading days immediately preceding the date of grant of the option.  The term of each option will be ten years unless sooner terminated in accordance with the plan.  The plan provides that, for options which have been granted: (a) if an outside director ceases to serve as a director, he or she may exercise such options, but only within 90 days after the date he or she ceases to be a director and only to the extent that he or she was entitled to exercise the options at the date of such termination; (b) in the event a director is unable to continue his or her service as a director as a result of his or her total and permanent disability, he or she may exercise his or her options, but only within 12 months from the date of his or her termination and only to the extent that he or she was entitled to exercise the options at date of such termination; and (c) in the event of the death of a director (i) who has been in continuous status as a director since the date of grant of the options, or (ii) three months after the termination of continuous status as a director, the options may be exercised at any time within 12 months following the date of death by the director’s estate or by a person who acquired the right to exercise the options by bequest or inheritance but only to the extent that the right to exercise had accrued at the date of death or the termination, as applicable.

To date we have granted 25,000 options to each of our non-employee Directors under the Directors stock option plan: Donnie D. Dent, Gerald W. Haddock, Randall Boyd, Dr. Jim Underwood and Morris B. “Sam” Smith.

Employment Agreements

S. Jeffrey Johnson. Pursuant to the terms of an Employment Agreement dated May 28, 2004, we appointed Mr. Johnson as our Chief Executive Officer and President for a term of two years ending June 30, 2006. We also agreed to appoint Mr. Johnson to our board of directors, subject to compliance with applicable law. We agreed to pay Mr. Johnson a base salary of $250,000 during the first year of his agreement and $267,500 in the second year. In addition, we agreed to consider Mr. Johnson for an annual bonus (to be determined by our board of directors) of up to an additional $100,000 (to be paid in common stock based on the greater of $3.00 per share or the average closing price for the five days preceding the grant).

Michael J. Ricketts. Pursuant to the terms of an Employment Agreement dated May 28, 2004, we appointed Mr. Ricketts as our Chief Financial Officer and Secretary for a term of two years ending June 30, 2006. We also agreed to appoint Mr. Ricketts to our board of directors, subject to compliance with applicable law. We agreed to pay Mr. Ricketts a salary of $115,000 during the first year of his agreement and $123,050 in the second year.  In addition, we agreed to consider Mr. Ricketts for an annual bonus (to be determined by our board of directors) of up to an additional 20% of his annual salary.

Thomas D. Cochrane. Pursuant to the terms of an Employment Agreement dated May 28, 2004, we appointed Mr. Cochrane as our Executive Vice-President (Oil & Gas Operation) for a term of two years ending June 30, 2006. We agreed to pay Mr. Cochrane a salary of $125,000 during the first year of his agreement and $133,750 in the second year as well as a $35,000 signing bonus.  In addition, we agreed to consider Mr. Cochrane for an annual bonus (to be determined by our board of directors) of up to an additional 20% of his annual salary.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer and the named executive officers, for services as executive officers for the fiscal year ended June 30, 2004 and since our organization on May 29, 2003.

SUMMARY COMPENSATION TABLE

								Long-Term Compensation
		Annual Compensation						Awards				Payouts
Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)		Restricted Stock Award(s) ($)		Securities Under-lying Options/ SARs (#)		LTIP Payouts ($)		All Other Compensation ($)
S. Jeffrey Johnson, CEO and Chairman (1)	2004	-0	-	-0	-	-0	-	-0	-	-0	-	-0	-	-0	-

Eric Boehnke,	2004	-0	-	-0	-	-0	-	-0	-	-0	-	-0	-	-0	-
Former principal	2003	-0	-	-0	-	-0	-	-0	-	-0	-	-0	-	-0	-
executive officer (2)

(1)          Mr. Johnson was appointed Chief Executive Officer and Chairman on May 28, 2004.

(2)          Mr. Boehnke resigned from his position as our principal executive officer effective upon Mr. Johnson’s appointment on May 28, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to the terms of the Merger Agreement, pursuant to which we acquired Davenport Field Unit, Eric Boehnke, our former CEO, former Secretary and former Director agreed to return to our treasury a total of 6,500,000 shares of common stock and forgive debts owed to him by us in the amount of $70,000. As a result of the foregoing, Eric Boehnke retained 392,993 shares of our common stock.

In addition to the preceding transaction, the following related party transactions were pursuant to the Merger Agreement.

1.  We agreed to provide accounting services to Cano Energy Corporation based on cost plus a 10% incremental margin during a three-month transitional period.  This arrangement ended in August 2004.

2.  We agreed to hire Vaca Operating LLC, an affiliate of CEC, to act as operator for the Davenport Property.  Vaca operated the Davenport Property through June 30, 2004.  Pursuant to the acquisition of Ladder, Vaca no longer operates the Davenport Property.

Our Chairman and Chief Executive Officer, S. Jeffrey Johnson, is a principal shareholder of Cano Energy Corporation.

On July 21, 2004, we agreed to purchase the furniture, fixtures, and office equipment of Cano Energy Corporation for approximately $114,000.  The amount paid was based on a third party valuation.  The purchase of these fixed assets was contemplated as part of the Merger Agreement, pursuant to which we acquired Davenport Field Unit. Our Chairman and Chief Executive Officer, S. Jeffrey Johnson, is a principal shareholder of Cano Energy Corporation.

On August 16, 2004, we agreed to purchase an additional 10% revenue interest in the Davenport field from Cano Energy Corporation.  This increased our revenue interest in the Davenport field to 65%.  In consideration for the additional 10% revenue interest, we agreed to pay Cano Energy Corporation $667,000 cash.  The final installment payment was made in October 2004.  Our Chairman and Chief Executive Officer, S. Jeffrey Johnson, is a principal shareholder of Cano Energy Corporation.

In addition to serving as a member of our Board of Directors, Gerald Haddock has agreed to provide certain management and financial consulting services to us. In consideration for such services, on December 16, 2004 we granted Mr. Haddock options to purchase 50,000 shares of common stock at an exercise price of $4.00 per share.  The options are exercisable at any time, in whole or in part, during the ten-year option period which commenced six months following the date of grant (June 16, 2005) and expires on June 15, 2015.  In addition, we may grant Mr. Haddock options to purchase an additional 50,000 shares of common stock at an exercise price of $4.00 per share, exercisable for a period of ten years.  The grant of the additional options is at the discretion of our Board of Directors.

Pursuant to an agreement dated December 16, 2004, we agreed with R.C. Boyd Enterprises, a Delaware corporation, to become the lead sponsor of a television production called Honey Hole (the “Honey Hole Production”).  The sponsorship requires us to pay an aggregate of $100,000 to R.C. Boyd Enterprises.  We are entitled to receive two thirty second commercials during all broadcasts of the Honey Hole Production and we will receive opening and closing credits on each episode.  Mr. Boyd is the sole shareholder of R.C. Boyd Enterprises.

On March 29, 2005, we entered into an agreement with Haddock Enterprises, LLC and Carlile Management, LLC to explore the possibility of converting the Sabine Royalty Trust from a liquidating asset into a vehicle to acquire low risk assets.  Gerald W. Haddock is President of Haddock Enterprises, LLC and is a member of our Board of Directors.  It is expected that Cano will operate any wells to be operated by the Sabine Royalty Trust, subject to negotiating the terms of an operating agreement.  Haddock Enterprises, LLC, the Company and Mr. Carlile will bear the expenses in connection with the business venture.  Cano has contributed $40,000 to the joint venture.

Management believes that all of the above transactions were on terms at least as favorable as could have been obtained from unrelated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of June 15, 2005 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned (2)	Percentage of Common Stock (2)
S. Jeffrey Johnson	4,080,350	20.0%
Wellington Management Company, llp (3)	1,350,000	6.6%
Michael J. Ricketts	464,850	2.3%
Thomas D. Cochrane	464,850	2.3%
Donnie D. Dent (4)	65,000	*
Gerald W. Haddock (4)	101,500	*
Randall Boyd (4)	225,000	1.1%
Dr. Jim Underwood (4)	25,000	*
Morris B. “Sam” Smith (4)	25,000	*
All officers, directors and directors nominees as a group (8 persons)	5,326,550	25.9%

* Less than 1%

(1)                                      Except as otherwise indicated, the address of each beneficial owner is c/o Cano Petroleum, Inc., 309 West 7th Street, Suite 1600, Fort Worth, Texas 76102.

(2)                                      Applicable percentage ownership is based on 20,352,757 shares of common stock outstanding as of June 15, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of June 15, 2005 for each stockholder.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of common stock that a person has the right to acquire beneficial ownership of upon the exercise or conversion of options, convertible stock, warrants or other securities that are currently exercisable or convertible or that will become exercisable or convertible within 60 days of June 15, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)                                      Wellington Management Company, llp, an investment adviser registered under the Investment Advisors Act of 1940, as amended, shares investment discretion and shares voting power over the securities held by its investment advisory clients - Spindrift Partners, L.P. and Spindrift Investors (Bermuda), L.P. In its capacity as an investment adviser, Wellington Management is deemed to have beneficial ownership over 1,350,000 shares.

(4)                                      Includes 25,000 shares issuable upon exercise of outstanding stock options owned by each of Messrs. Dent, Haddock, Boyd, Underwood and Smith.

No Director, executive officer, affiliate or any owner of record or beneficial owner of more than 5% of any class of our voting securities is a party adverse to our business or has a material interest adverse to us.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Dividend Policy

Our proposed operations are capital intensive and we need working capital. Therefore, we will be required to reinvest any future earnings in our operations. Our Board of Directors has no present intention of declaring any cash dividends, as we expect to re-invest all profits in the business for additional working capital for continuity and growth. The future declaration and payment of dividends will be determined by our Board of Directors after considering the conditions then existing, including our earnings, financial condition, capital requirements, and other factors.

Capital Structure

Our Certificate of Incorporation authorizes the issuance of 50,000,000 shares of common stock, $.0001 par value per share, and 5,000,000 shares of preferred stock, $.0001 par value per share, of which 600 shares have been designated as Series A Convertible Preferred Stock, 8,000 shares have been designated as Series B Convertible Preferred Stock and 8,000 shares have been designated as Series C Convertible Preferred Stock.  As of May 3, 2005, we had 20,352,757 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.  The following summarizes the material terms of our capital stock.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share on all matters to be voted on by our stockholders. Holders of our common stock do not have cumulative voting rights. Holders of our common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by our Board of Directors in their discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of our business, the holders of our common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and any liquidation payment due to holders of our outstanding preferred stock. All of the outstanding shares of our common stock are fully paid and non-assessable.

Holders of our common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to our common stock.

Preferred Stock - General

Our Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of additional shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although our Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, our Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. At present, we have no plans to issue any additional preferred stock nor adopt any series, preferences or other classification of preferred stock.

Series A Convertible Preferred Stock

We are currently authorized to issue 600 shares of Series A Convertible Preferred Stock.  Each outstanding share of Series A Convertible Preferred Stock may be converted into shares of our common stock, at any time, on the basis of one share of preferred stock for that number of shares of common stock equal to $1,000 divided by the average closing bid price of our common stock for the five trading days immediately prior to the date of conversion, less a 25% discount.  The Series A Convertible Preferred Stock does not pay dividends and carries no dividend preference or voting rights.  As there is no limit on the number of shares of our common stock that could be issued upon conversion of outstanding Series A Convertible Preferred Stock, the lower the closing bid price of our common stock the greater number of shares of our common stock which could be issued upon conversion of our preferred stock.  Accordingly, conversion of any Series A Convertible Preferred Stock that is outstanding could result in a change of control. In the event of a liquidation, dissolution or winding up of our business, the holders of Series A Convertible Preferred Stock are entitled to receive a liquidation amount of $1,000 per share after payment in full of liabilities.

Series B Convertible Preferred Stock

We are currently authorized to issue 8,000 shares of Series B Convertible Preferred Stock.  The holders of Series B Convertible Preferred Stock are not entitled to receive any dividends.  Except as required by Delaware law, the Series B Preferred Stock does not have any voting rights.

Each share of Series B Convertible Preferred Stock is convertible at any time while it is outstanding into 333 shares of our common stock.  In the event we issue any shares of common stock during the 730 calendar days following the issuance date at a price less than $3.00 per share, the conversion rate will be adjusted to that number of shares of common stock equal to $1,000 divided by the price per share at which we issued the common stock.

In the event we fail to meet certain performance milestones, as defined in the Management Stock Pool Agreement dated May 28, 2004 with certain of our directors, officers and employees, or in the event that the terms of the Management Stock Pool Agreement are amended with the effect of reducing or eliminating the performance milestones, the conversion rate of the Series B Convertible Preferred Stock will be the greater of: (i) 333 shares of common stock for each one share of Series B Convertible Preferred Stock; or (ii) that number of shares of common stock equal to $1,000 divided by 75% of the average market price of our common stock for the five trading days immediately prior to the conversion date.

In the event of any liquidation, dissolution or winding up of our business, whether voluntary or involuntary, the Series B Convertible Preferred Stock ranks senior to our outstanding common stock and on parity with our outstanding Series C Convertible Preferred Stock, and holders of the Series B Convertible Preferred Stock are entitled to receive a preferential liquidation amount equal to $1,000 per share.

Series C Convertible Preferred Stock

We are currently authorized to issue 8,000 shares of Series C Convertible Preferred Stock.  The holders of Series C Convertible Preferred Stock are not entitled to receive any dividends.  Except as required by Delaware law, the Series C Preferred Stock does not have any voting rights.

Each share of Series C Convertible Preferred Stock is convertible at any time while it is outstanding into 266 shares of our common stock.  In the event we issue any shares of common stock during the 730 calendar days following the issuance date at a price less than $3.75 per share, the conversion rate will be adjusted to that number of shares of common stock equal to $1,000 divided by the price per share at which we issued the common stock.

In the event we fail to meet certain performance milestones, as defined in the Management Stock Pool Agreement dated May 28, 2004 with certain of our directors, officers and employees, or in the event that the terms of the Management Stock Pool Agreement are amended with the effect of reducing or eliminating the performance milestones, the conversion rate of the Series C Convertible Preferred Stock will be the greater of: (i) 266 shares of common stock for each one share of Series C Convertible Preferred Stock; or (ii) that number of shares of common stock equal to $1,000 divided by 75% of the average market price of our common stock for the five trading days immediately prior to the conversion date.

In the event of any liquidation, dissolution or winding up of our business, whether voluntary or involuntary, the Series C Convertible Preferred Stock ranks senior to our outstanding common stock and on parity with our outstanding Series B Convertible Preferred Stock, and holders of the Series C Convertible Preferred Stock are entitled to receive a preferential liquidation amount equal to $1,000 per share.

March 24, 2005 Financing

On March 18, 2005, we entered into agreements to sell 650,000 shares of common stock to Spindrift Partners, L.P. and 700,000 shares of common stock to Spindrift Investors (Bermuda), L.P. at a price of $3.75 per share.  The transactions closed on March 24, 2005.  We received gross proceeds of $5,062,500 from the sale of the 1,350,000 shares of common stock.  These transactions were exempt from registration requirements pursuant to Section 4(2) and Rule 506 under the Securities Act of 1933, as amended.  We agreed to cause a registration statement to be filed with and declared effective by the Securities and Exchange Commission within 90 days of March 24, 2005 covering the resale of the shares sold in the above transactions.  The subscription agreements do not specify any penalties for failing to meet the deadlines for filing and effectiveness of the registration statement.  Pritchard Capital Partners was the advisor to this placement.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Delaware General Corporation Law, a Delaware corporation may indemnify officers, directors and other corporate agents under certain circumstances and subject to certain limitations.  Article Thirteen of our Certificate of Incorporation authorizes us to indemnify any officer or director to the fullest extent provided by Delaware law.  Article Nine of our Bylaws provides that we are obligated to indemnify our past and present directors and officers, or any person who may have served at our request as a director or officer of another corporation, against expenses actually and necessarily incurred in connection with the defense of any action, suit, or proceeding in which the director or officer is made a party by reason of having been our director or officer, or director or officer of another corporation at our request, except in relation to matters as to which any such director or officer or person shall have been adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of any duty owed to us.

Section 145 of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation and Bylaws contain such a provision.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Cano Petroleum, Inc. by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

Our financial statements at June 30, 2004, appearing in this prospectus and registration statement have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Our financial statements at June 30, 2003, appearing in this prospectus and registration statement have been audited by Russell Bedford Stefanou Mirchandani LLP, independent registered public accounting firm, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

CHANGES IN ACCOUNTANTS

In connection with our acquisition of the Davenport Field Unit, Inc., we dismissed Russell Bedford Stefanou Mirchandani LLP as our certifying accounts and replaced them with Hein & Associates LLP.  Both the dismissal of Russell Bedford Stefanou Mirchandani LLP and the selection of Hein & Associates LLP were authorized and approved by our Board of Directors, and were effective on July 13, 2004.

During the two fiscal years ended June 30, 2003 and 2002 and through July 13, 2004: (i) we did not receive an adverse opinion or disclaimer of opinion from Russell Bedford Stefanou Mirchandani LLP, but the audit reports for the years ended June 30, 2003 and 2002 contained an explanatory paragraph regarding the substantial doubt about our ability to continue as a going concern; (ii) their opinions were not qualified or modified as to uncertainty, audit scope or accounting principles, and (iii) there have been no disagreements with Russell Bedford Stefanou Mirchandani LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Russell Bedford Stefanou Mirchandani LLP, would have caused them to make reference to the subject matter of the disagreement in their report.  In particular, there were no “reportable events,” as such term is defined in Item 304(a)(1)(iv) of Regulation S-B, during the two fiscal years ended June 30, 2003 and 2002 and through July 13, 2004.

Hein & Associates LLP was engaged on or about May 24, 2004, to audit Davenport Field Unit, Inc. in connection with the acquisition of that entity.  Hein & Associates LLP was also engaged by us on or about May 19, 2004, to audit the Ladder Companies in connection with our acquisition of the stock of the Ladder Companies.  During the two fiscal years ended June 30, 2003 and 2002 and through May 19, 2004, Hein & Associates LLP did not consult with us on any of the matters referenced in Item 304(a)(2)(i) or (ii) of Regulation S-B.

ADDITIONAL INFORMATION

Cano Petroleum, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission’s web site is http://www.sec.gov.

Cano Petroleum, Inc. has filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Cano Petroleum, Inc. and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

CANO PETROLEUM, INC.

CONSOLIDATED FINANCIAL STATEMENTS

TABLE OF CONTENTS

Cano Petroleum - Three and Nine Months Ended March 31, 2005 and 2004 (Unaudited)

Consolidated Balance Sheet
Consolidated Statements of Operations
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

Cano Petroleum - Fiscal Years Ended June 30, 2004 and 2003

Reports of Independent Registered Public Accounting Firm
Consolidated Balance Sheet
Consolidated Statements of Operations
Consolidated Statements of Stockholders’ Equity
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

Davenport Field Unit LLC - Twelve Months Ended March 31, 2004 and 2003

Report of Independent Registered Public Accounting Firm
Balance Sheets
Statements of Operations and Member’s Equity
Statements of Cash Flows
Notes to Financial Statements

Ladder Energy Company and Tri-Flow, Inc. - Years Ended December 31, 2003 and 2002 and Three Months Ended March 31, 2004 (unaudited)

Independent Registered Accounting Firm’s Report
Combined Balance Sheets
Combined Statements of Income
Combined Statements of Retained Earnings
Combined Statement of Cash Flows
Notes to Combined Financial Statements

Nowata Oil Properties, LLC - Years Ended June 31, 2004 and 2003

Report of Independent Registered Public Accounting Firm
Historical Summaries of Revenues and Direct Operating Expenses of Properties to be Acquired by Cano Petroleum, Inc.
Notes to Historical Summaries of Revenues and Direct Operating Expenses of Properties to be Acquired by Cano Petroleum, Inc.

Square One Energy, Inc. - Year Ended December 31, 2004 and Period from Inception (October 24, 2003) through December 31, 2003

Report of Independent Registered Public Accounting Firm
Balance Sheet
Statements of Income
Statements of Changes in Stockholders’ Equity
Statements of Cash Flows
Notes to Combined Financial Statements

Unaudited Pro Forma Combined Financial Statements

Unaudited Pro Forma Combined Statements of Operations for the twelve months ended June 30, 2004
Unaudited Pro Forma Combined Statements of Operations for the nine months ended March 31, 2005
Notes to Pro Forma Combined Financial Statements

CANO PETROLEUM, INC.

CONSOLIDATED BALANCE SHEET

As of March 31, 2005

(Unaudited)

March 31,
2005
Current assets
Cash and cash equivalents	$401,220
Accounts receivable	622,218
Other current assets	59,810
Total current assets	1,083,248

Oil and gas properties, successful efforts method	16,188,080
Less accumulated depletion and depreciation	(379,916)
Net oil and gas properties	15,808,164

Fixed assets and other, net	271,899
Goodwill	101,166
TOTAL ASSETS	$17,264,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$763,382
Oil and gas sales payable	54,058
Accrued liabilities	34,997
Current portion of asset retirement obligations	17,183
Total current liabilities	869,620
Long-term liabilities
Asset retirement obligations	581,397
Commitments and contingencies (Note 10)
Stockholders’ equity
Preferred stock	—
Common stock, par value $.0001 per share; 50,000,000 authorized; 20,352,757 issued and outstanding, including 5,165,000 shares held in escrow	2,036
Additional paid-in capital	25,880,305
Accumulated deficit	(9,182,760)
Deferred compensation	(886,121)
Total stockholders’ equity	15,813,460
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,264,477

See accompanying notes to these unaudited financial statements.

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
Operating Revenues:
Crude oil and natural gas sales	$1,461,885	$—	$3,780,437	$—

Operating Expenses:
Lease operating expenses	819,093	—	1,815,837	—
Production taxes	92,711	—	241,809	—
General and administrative	729,988	59,901	2,121,967	88,009
Deferred compensation expense	431,439	—	1,341,285	—
Accretion of asset retirement obligations	5,584	—	16,444	—
Depletion and depreciation	159,822	—	403,538	—
Total operating expenses	2,238,637	59,901	5,940,880	88,009

Loss from operations	(776,752)	(59,901)	(2,160,443)	(88,009)

Interest income and deductions, net	1,471	—	10,536	—

Net loss	(775,281)	(59,901)	(2,149,907)	(88,009)

Preferred stock discount	—	—	416,534	—

Loss applicable to common stock	$(775,281)	$(59,901)	$(2,566,441)	$(88,009)

Net loss per share - basic and diluted	$(0.07)	$(0.01)	$(0.24)	$(0.01)

Weighted average common shares outstanding - basic and diluted	11,204,155	6,982,204	10,722,854	6,982,204

See accompanying notes to these unaudited financial statements.

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended March 31,
	2005	2004
Cash flow from operating activities:
Net loss	$(2,149,907)	$(88,009)
Adjustments needed to reconcile to net cash flow used in operations:
Accretion of asset retirement obligations	16,444	—
Depletion and depreciation	403,538	—
Deferred compensation expense	1,341,285	—
Stock-based compensation expense	78,666	—

Changes in assets and liabilities relating to operations:
Accounts receivable	(605,938)	—
Accounts payable	608,398	839
Accrued liabilities	(219,696)	—
Oil and gas sales payable	14,828	—
Other current assets	(46,340)	—

Net cash used in operations	(558,722)	(87,170)

Cash flow from investing activities:
Additions to oil and gas properties	(1,936,124)	—
Additions to other fixed assets	(250,606)	—
Cash restricted for development activities	866,339	—
Acquisition of additional Davenport revenue interest	(667,000)	—
Acquisition of Nowata	(2,551,721)	—
Acquisition of Square One Energy, Inc.	(4,020,363)	—
Acquisition of Ladder	(2,111,517)	—
Net cash used in investing activities	(10,670,992)	—

Cash flow from financing activities:
Proceeds from issuance of preferred stock, net	5,304,872	—
Proceeds from issuance of common stock, net	4,750,783	—
Loan by principal stockholder	—	70,000
Net cash from financing activities	10,055,655	70,000

Net decrease in cash and cash equivalents	(1,174,059)	(17,170)

Cash and cash equivalents at beginning of period	1,575,279	20,000

Cash and cash equivalents at end of period	$401,220	$2,830

Supplemental disclosure of noncash transactions:
Common stock issued for acquisition of Square One Energy, Inc.	$3,519,996	$—
Amortization of preferred stock discount	$416,534	$—

See accompanying notes to these unaudited financial statements.

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.                                      BASIS OF PRESENTATION

The interim consolidated financial statements of Cano Petroleum, Inc. are unaudited and contain all adjustments (consisting primarily of normal recurring accruals) necessary for a fair statement of the results for the interim periods presented.  Results for interim periods are not necessarily indicative of results to be expected for a full year or for previously reported periods due in part to the volatility in prices for crude oil and natural gas, the timing of acquisitions, interruption in production and the success of drilling activity.  You should read these consolidated interim financial statements in conjunction with the audited consolidated financial statements and notes thereto included in Cano’s Form 10-KSB dated June 30, 2004.

2.                                      ACQUISITIONS

Ladder Company Oil and Gas Properties - On July 2, 2004, we acquired all of the outstanding common stock of the Ladder Companies, Inc., a Delaware corporation, for approximately $2.2 million, after purchase price adjustments.  The Ladder Companies comprise two companies — Ladder Energy Company, a Delaware corporation, and Tri-Flow, Inc., an Oklahoma corporation.  The Ladder Companies are engaged in oil and gas exploration and production activities.  The acquisition was effective on May 1, 2004, and net operating income from that date through closing was applied to the purchase price.

Nowata Oil Properties — On September 14, 2004, we acquired oil and gas producing leases from the Nowata Oil Properties LLC for approximately $2.6 million.  The leases are located in Nowata County, Oklahoma.  The effective date of the purchase is September 1, 2004.

Square One Energy — On March 29, 2005, we completed the acquisition of Square One Energy, Inc. (“Square One”).  The value of the consideration we paid for Square One was $7.5 million, consisting of $4 million in cash and 888,888 shares of our common stock, which was valued at $3.96 per share.

The Ladder, Nowata and Square One acquisitions were recorded based on the purchase method of accounting.  The purchase prices were allocated to the acquired assets and assumed liabilities based on their fair values.  The calculation of each purchase price and allocation to assets is as follows:

	Ladder	Nowata	Square One
Net Acquisition Price	$2,248,542	$2,551,721	$7,540,359
Asset Retirement Obligations	241,905	71,027	212,718
Other Liabilities Assumed	47,975	—	80,328
Total Purchase Price	$2,538,422	$2,622,748	$7,833,405

Allocation of Purchase Price:
Cash	$110,075	$—	$—
Accounts Receivable	2,917	—	—
Prepaid Assets	13,470	—	—
Fixed Assets	—	—	49,448
Oil & Gas Properties	2,411,960	2,622,748	7,783,957
	$2,538,422	$2,622,748	$7,833,405

The fair value assigned to the oil and gas properties is based on management’s valuation of the properties, which was derived in part by reference to reserve reports prepared by an independent petroleum engineering firm.  Based on the engineer’s reports and Cano’s internal analyses, we believe the value assigned to these properties is reasonably supported.  Regarding the valuation of Square One, the process of determining the fair value of assets and liabilities is underway, and the final results will not be completed until certain information about pre-acquisition contingencies is assessed.

Pro Forma Financial Information

The following condensed pro forma information gives effect to the acquisitions as if they had occurred on July 1, 2004 and 2003, respectively.  The pro forma information has been included in the Notes as required by generally accepted accounting principles and is provided for comparison purposes only.  The pro forma financial information is not necessarily indicative of the financial results that would have occurred had the business combinations been effective on the dates indicated and should not be viewed as indicative of operations in the future.

Cano Petroleum, Inc.

Pro Forma Information

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
Operating revenues	$1,683,528	$1,109,718	$4,725,243	2,975,083
Income (loss) applicable to common stock	$(734,892)	$157,810	$(2,514,628)	$259,490
Net income (loss) per share - basic and diluted	$(0.08)	$0.01	$(0.23)	$0.02

3.                                      PREFERRED STOCK

Financings

For the nine months ended March 31, 2005, we issued $5.35 million of Series C Convertible Preferred Stock (5,350 shares at $1,000 per share).  This increased our total issuances of preferred stock to $8.75 million (net proceeds of $8.5 million).

The total issuances consisted of $2 million of Series B Convertible Preferred Stock and $6.75 million of Series C Convertible Preferred Stock.  These were non-voting shares issued at a price of $1,000 per share.  The holders of the Series B and Series C Preferred Stock were not entitled to receive any dividends.

Conversion to Common

During March 2005, the preferred stockholders elected to convert their preferred shares to common shares.  Each share of Series B and Series C Convertible Preferred Stock was converted by the holder into shares of our common stock at a price of $3.00 and $3.75 per share, respectively.  The conversion is summarized in the following table:

	Gross	Conversion	Common
	Issuances	Price	Shares
Series B	$2,000,000	$3.00	666,665
Series C	6,750,000	3.75	1,800,000
Total	$8,750,000		2,466,665

As of March 31, 2005, there were no outstanding issuances of preferred stock.  Our common stock is the only class of stock outstanding.

Beneficial Conversion Feature Related to our Series C Preferred Stock

On the dates of certain issuances of our Series C Preferred Stock, the quoted market price of our common stock was higher than the conversion price of our Series C Preferred Stock of $3.75 per share, resulting in a beneficial conversion feature.  The value of the beneficial conversion feature was a discount to preferred stock and a charge to earnings available to common stockholders, analogous to a preferred dividend.  As a direct result, we recognized a $416,534 increase in accumulated deficit with a corresponding increase in additional paid-in capital.  Because the Series C Preferred Stock was convertible into common stock on the date of issuance, the discount was immediately recognized as a charge to accumulated deficit, and therefore, there was no impact to Series C Preferred Stock on the balance sheet.

4.                                      COMMON STOCK FINANCINGS

On March 18, 2005, we entered into agreements to sell 1,350,000 shares of common stock to two accredited institutional investors at a price of $3.75 per share.  The transactions closed on March 24, 2005.  We received gross proceeds of $5.1 million from the sale of these common shares (net proceeds of $4.8 million).

The amount of common shares issued and outstanding is summarized as follows:

Issued and outstanding as of June 30, 2004	15,647,204
Shares issued for Square One acquisition (Note 2)	888,888
Preferred shares converted to common (Note 3)	2,466,665
Shares issued in private placement (above)	1,350,000
20,352,757

5.                                      RELATED PARTY TRANSACTIONS

On August 16, 2004, we agreed to purchase an additional 10% revenue interest in the Davenport field from Cano Energy Corporation (“CEC”).  This increased our revenue interest in the Davenport field to 65%.  In consideration for the additional 10% revenue interest, we agreed to pay $667,000 cash to CEC.  The final payment installment was made in October 2004.  Our CEO, S. Jeffrey Johnson, is a principal shareholder of Cano Energy Corporation.

As of March 31, 2005, there were no outstanding balances between Cano and CEC.

On December 16, 2004, we granted Mr. Haddock options to purchase 50,000 shares of common stock at an exercise price of $4.00 per share.  The options are exercisable at any time, in whole or in part, during the ten-year option period which commenced six months following the date of grant (June 16, 2005) and expires on June 15, 2015.  In accordance with the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 123, Accounting for Stock-Based Compensation , and SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure , we have recorded a charge to general and administrative expenses of $78,666 for the estimated fair value of the options.

On March 29, 2005, we entered into an agreement with Haddock Enterprises, LLC and Carlile Management, LLC to explore the possibility of converting the Sabine Royalty Trust from a liquidating asset into a vehicle to acquire low risk assets.  Gerald W. Haddock is President of Haddock Enterprises, LLC and is a member of our Board of Directors.  It is expected that Cano will operate any wells to be operated by the Sabine Royalty Trust, subject to negotiating the terms of an operating agreement.  Haddock Enterprises, LLC, the Company and Mr. Carlile will bear the expenses in connection with the business venture.  Cano has contributed $40,000 to the joint venture.

6.                                      RESTRICTED CASH

As discussed in Cano’s Form 10-KSB dated June 30, 2004, pursuant to the terms of the Merger Agreement, funds totaling $866,339 were placed in escrow and dedicated to improvements and drilling in the Davenport field.  We have conducted drilling activities and implemented improvements in the Davenport field during the 2005 fiscal year, which were funded by this escrowed amount.  At March 31, 2005, the escrow balance was used in its entirety, and accordingly, no longer appears in the Consolidated Balance Sheet.

7.                                      ASSET RETIREMENT OBLIGATION

Our financial statements reflect the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligation.  Our asset retirement obligation (“ARO”) primarily represents the estimated present value of the amount we will incur to plug, abandon and remediate our producing properties at the end of their productive lives, in accordance with applicable state laws.  We determine our ARO by calculating the present value of estimated cash flows related to the liability.  At March 31, 2005, our liability for ARO was $598,580, of which $581,397 is considered long term.  Our asset retirement obligations are recorded as current or non-current liabilities based on the estimated timing of the anticipated cash flows. For the nine months ended March 31, 2005, we have recognized accretion expense of $16,444.

The following table describes the changes in our asset retirement obligations for the nine months ended March 31, 2005:

Asset retirement obligation at July 1, 2004	$84,272

Liabilities incurred:
Acquisition of Ladder Energy Company	241,905
Acquisition of Nowata Properties	71,027
Acquisition of Square One Energy	212,718
Accretion expense	16,444
Plugging costs	(27,786)
Asset retirement obligation at March 31, 2005	$598,580

8.                                      DEFERRED COMPENSATION

As discussed in our Form 10-KSB dated June 30, 2004, pursuant to the terms of the Merger Agreement, eight individuals (seven of whom are now employed by us and one who is a member of our board of directors) were issued 5,165,000 shares of common stock.  These shares were placed in escrow.  The shares will vest to the individuals based on a combination of continued employment (“compensation shares”) and achieving certain performance goals (“performance shares”) during the period ending June 30, 2006.  The compensation shares amounted to 2,659,975 shares and the performance shares amounted to 2,505,025 shares.  Any shares that are not released from escrow will be returned to Treasury Stock.  We have accounted for these shares in accordance with the provisions of SFAS Nos. 123 and 148.  At the merger date, we recognized $2,324,250 of “Deferred Compensation” and “Additional Paid-in Capital” in the Consolidated Balance Sheet.  The shares were recorded based on the quoted market price at the time of the transaction and are being amortized to expense over the periods earned.  At March 31, 2005, the balance of Deferred Compensation was $886,121, net of amortization expense.

9.                                      NET LOSS PER COMMON SHARE

Basic net income (loss) per common share is computed by dividing the net income attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period.  Diluted net income (loss) per common share is computed in the same manner, but also considers the effect of the stock options.  The stock options are not considered for the three and nine months ended March 31, 2005 as their effects would be anti-dilutive.

The weighted average shares used in the basic loss per common share computations for the three months ended March 31, 2005 and 2004 were 11,204,155 shares and 6,982,204 shares, respectively.  The weighted average shares used in the basic loss per common share computations for the nine months ended March 31, 2005 and 2004 were 10,722,854 and 6,982,204, respectively.  The shares at March 31, 2005 exclude 5,165,000 contingently issuable shares as discussed in Note 8.

10.                               COMMITMENTS AND CONTINGENCIES

Litigation

Occasionally, we are involved in various lawsuits and certain governmental proceedings arising in the ordinary course of business.  Our management and legal counsel do not believe that the ultimate resolution of such matters, will have a material effect on our financial position or results of operations.

Other

To date, our expenditures to comply with environmental or safety regulations have not been significant and are not expected to be significant in the future. However, new regulations, enforcement policies, claims for damages or other events could result in significant future costs.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Cano Petroleum, Inc.

Fort Worth, Texas

We have audited the consolidated balance sheet of Cano Petroleum, Inc. (formerly Huron Ventures, Inc.) and subsidiaries as of June 30, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended June 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cano Petroleum, Inc. and subsidiaries as of June 30, 2004, and the results of their operations and their cash flows the year ended June 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Hein & Associates LLP
Hein & Associates LLP
Dallas, Texas
September 10, 2004

REPORT OF REGISTERED INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Huron Ventures, Inc.

Vancouver, BC

We have audited the accompanying consolidated statements of operations,  stockholders’ equity, and cash flows of Huron Ventures, Inc. (“Company”) for the year then ended as of June 30, 2003.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based upon our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Huron Ventures, Inc.  for the year ended June 30, 2003, in conformance with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in the notes to the financial statements, from its inception the Company has suffered recurring losses from operations. This raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in notes to the financial statements.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
Russell Bedford Stefanou Mirchandani LLP
Certified Public Accountants
McLean, Virginia
July 29, 2003

CANO PETROLEUM, INC.

CONSOLIDATED BALANCE SHEET

As of June 30, 2004

ASSETS

Current assets
Cash and cash equivalents	$1,575,279
Restricted cash	866,339
Accounts receivable	13,363
Total current assets	2,454,981

Oil and gas properties, successful efforts method	762,000
Less accumulated depletion and depreciation	(4,533)
Net oil and gas properties	757,467

Investment in Ladder	26,950
Goodwill	101,166
TOTAL ASSETS	$3,340,564

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,284
Accrued liabilities	322,243
Total current liabilities	323,527
Long-term liabilities
Asset retirement obligations	84,272
Commitments and contingencies (Note 6)
Stockholders’ equity
Preferred stock
Series A, no shares issued or outstanding	—
Series B; 8,000 shares authorized and 2,000 shares issued and outstanding (liquidation preference of $2,000,000)	1,865,894
Series C; 8,000 shares authorized and 1,400 shares issued and outstanding (liquidation preference of $1,400,000)	1,265,894
Common stock, par value $.0001 per share; 50,000,000 shares authorized; 15,647,204 issued and outstanding at June 30, 2004 (including 5,165,000 shares contingently held in escrow)	1,565
Additional paid-in capital	8,643,137
Accumulated deficit	(6,616,319)
Deferred compensation	(2,227,406)
Total stockholders’ equity	2,932,765
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,340,564

See accompanying notes to these financial statements.

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended June 30,
	2004	2003
Operating Revenues:
Crude oil sales	$7,958	$—

Operating Expenses:
Lease operating expenses	44,921	—
Selling, general, and administrative	244,176	12,148
Deferred compensation expense	96,844	—
Accretion of asset retirement obligations	690	—
Depletion and depreciation	4,533	—
Total operating expenses	391,164	12,148

Loss from continuing operations	(383,206)	(12,148)

Income on disposal of discontinued operations, net	—	3,139,167

Net income (loss)	$(383,206)	$3,127,019

Net income (loss) per share - basic and diluted
Continuing operations	$(0.05)	$(0.02)
Discontinued operations	—	4.79
Net income (loss) per share	$(0.05)	$4.77

Weighted average common shares outstanding
Basic and diluted	7,311,505	655,798

See accompanying notes to these financial statements.

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE TWO YEAR PERIODS ENDED JUNE 30, 2004

	Preferred Stock								Additional
	Series A		Series B		Series C		Common Stock		Paid-in	Accumulated	Deferred
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	Total
Balance at July 1, 2002	600	$—	—	$—	—	$—	89,211	$9	$5,905,793	$(9,360,132)	$—	$(3,454,330)

Common shares issued on May 7, 2003 in exchange for cash at $0.05 per share	—	—	—	—	—	—	430,000	43	21,457	—	—	21,500

Common shares issued on May 7, 2003 in exchange for previously incurred debt at $0.05 per share	—	—	—	—	—	—	6,462,993	646	322,504	—	—	323,150

Net income	—	—	—	—	—	—	—	—	—	3,127,019	—	3,127,019

Balance at June 30, 2003	600	—	—	—	—	—	6,982,204	698	6,249,754	(6,233,113)	—	17,339

To recognize forgiveness of debt by principal stockholder in May 2004	—	—	—	—	—	—	—	—	70,000	—	—	70,000

To record retired common shares returned by principal stockholder in May 2004 at cost	—	—	—	—	—	—	(6,500,000)	(650)	650	—	—	—

Preferred Series A shares converted to common shares during May 2004	(600)	—	—	—	—	—	10,000,000	1,000	(1,000)	—	—	—

Common shares issued to Cano’s employees held in escrow, net of deferred compensation, during May 2004	—	—	—	—	—	—	5,165,000	517	2,323,733	—	(2,324,250)	—

Net proceeds from issuance of Series B Preferred Stock during May 2004	—	—	2,000	1,865,894	—	—	—	—	—	—	—	1,865,894

Net proceeds from issuance of Series C Preferred Stock during June 2004	—	—	—	—	1,400	1,265,894	—	—	—	—	—	1,265,894

Deferred compensation expense	—	—	—	—	—	—	—	—	—	—	96,844	96,844

Net loss	—	—	—	—	—	—	—	—	—	(383,206)	—	(383,206)

Balance at June 30, 2004	—	$—	2,000	$1,865,894	1,400	$1,265,894	15,647,204	$1,565	$8,643,137	$(6,616,319)	$(2,227,406)	$2,932,765

See accompanying notes to these financial statements.

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended June 30,
	2004	2003
Cash flow from operating activities:
Loss from continuing operations	$(383,206)	$(12,148)
Adjustments needed to reconcile net cash flow used in operations:
Accretion of asset retirement obligations	690	—
Depletion and depreciation	4,533	—
Deferred compensation expense	96,844	—
Income from disposal of discontinued operations, net	—	3,139,167
Common stock exchanged for previously incurred debt	—	323,150

Changes in assets and liabilities relating to operations:
Accounts receivable	(9,363)	—
Accounts payable	(429,392)	2,661
Accrued liabilities	85,967	—
Net liabilities discontinued operations, net	—	(3,462,317)

Net cash used in operations	(633,927)	(9,487)

Cash flow from investing activities:
Merger with Davenport, net of cash acquired	(355,569)	—
Payments related to acquisition of Ladder Company	(26,950)	—
Cash restricted for development activities	(866,339)	—
Proceeds from sale of assets, net	—	20,000
Cash disposed of in connection with sale of discontinued operations	—	(12,013)
Net cash provided by (used in) investing activities	(1,248,858)	7,987

Cash flow from financing activities:
Proceeds from issuance of preferred stock, net	3,368,064	—
Loan by principal stockholder	70,000
Proceeds from issuance of common stock, net	—	21,500
Net cash from financing activities	3,438,064	21,500

Net increase in cash and cash equivalents	1,555,279	20,000

Cash and cash equivalents at beginning of period	20,000	—

Cash and cash equivalents at end of period	$1,575,279	$20,000

Supplemental disclosures of cash flow information:
Common stock issued in exchange for previously incurred debt	$—	$323,150
Liabilities disposed of in disposition of business, net	$—	$3,131,180
Cash received in disposition of business	$—	$20,000

Supplemental disclosure of noncash transactions:
Issue common stock for deferred compensation	$2,324,250	$—
Forgiveness of loan payable by principal stockholder	$70,000	$—

See accompanying notes to these financial statements.

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.                                      ORGANIZATION

Cano Petroleum, Inc. (“Cano”) is an independent crude oil and natural gas production company, based in Fort Worth, Texas.  We are engaged in the acquisition, development, operation, and exploration of oil and gas properties. We were originally organized under the laws of the State of Delaware on May 29, 2003 as Huron Ventures, Inc.  Cano was involved in the merger of Huron Ventures, Inc. (“Huron”) and several entities, including the Davenport Field Unit (“Davenport”), on May 28, 2004.

The merger was financed by the issuance of Series B and Series C preferred stock totaling $2 million and $1.4 million, respectively, as of June 30, 2004.  The merger and the preferred stock issuances are discussed in greater detail in Notes 2 and 4, respectively.

Effective with the merger, Huron changed its name to Cano Petroleum, Inc.  The consolidated financial statements include the historical operations of Huron from its inception, and Davenport from the date of the merger.  Prior to the merger, Huron was inactive with no significant operations.  Refer to Note 7 for a discussion of discontinued operations.

Summary of Significant Accounting Policies

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of Cano and its wholly-owned subsidiary.  Intercompany accounts and transactions are eliminated.  In preparing the accompanying financial statements, management has made certain estimates and assumptions that affect reported amounts in the financial statements and disclosures of contingencies. Actual results may differ from those estimates.  Significant assumptions are required in the valuation of proved oil and gas reserves, which may affect the amount at which oil and gas properties are recorded.  It is at least reasonably possible these estimates could be revised in the near term, and these revisions could be material.

Oil and Gas Properties and Equipment

We follow the successful efforts method of accounting, capitalizing costs of successful exploratory wells and expensing costs of unsuccessful exploratory wells.  Exploratory geological and geophysical costs are expensed as incurred.  All developmental costs are capitalized.  We generally pursue acquisition and development of proved reserves as opposed to exploration activities.  The property costs reflected in the accompanying balance sheet were acquired in the merger.  Cano had capitalized costs for its oil and gas properties of $762,000 at June 30, 2004.

Depreciation and depletion of producing properties is computed on the units-of-production method based on estimated proved oil and gas reserves.  Repairs and maintenance are expensed, while renewals and betterments are generally capitalized.

If conditions indicate that long-term assets may be impaired, the carrying value of property is compared to management’s future estimated pre-tax cash flow from the properties.  If impairment is necessary, the asset carrying value is written down to fair value. Cash flow pricing estimates are based on existing proved reserve and production information and pricing assumptions that management believes are reasonable. Impairment of individually significant undeveloped properties is assessed on a property-by-property basis, and impairment of other undeveloped properties is assessed and amortized on an aggregate basis.

Asset Retirement Obligation

Our financial statements reflect the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.  SFAS No. 143 provides that, if the fair value for an asset retirement obligation can be reasonably estimated, the liability should be recognized in the period when it is incurred.  Oil and gas producing companies incur this liability upon acquiring or drilling a well.  Under the method prescribed by SFAS No. 143, the retirement obligation is recorded as a liability at its estimated present value at the asset’s inception, with an offsetting increase to producing properties on the balance sheet.  Periodic accretion of discount of the estimated liability is recorded as an expense in the statement of operations.

Goodwill

The amount paid for the transaction described in Note 2 in excess of the fair value of the net assets acquired has been recorded as “Goodwill” in the Consolidated Balance Sheet.  Goodwill is not amortized, but is assessed for impairment annually or whenever conditions would indicate impairment may exist.

Cash and Cash Equivalents

Cash equivalents are considered to be all highly liquid investments having an original maturity of three months or less.

Revenue Recognition and Major Customer

Crude oil revenue is recognized when Cano’s share of oil production is sold.  The oil production is purchased by a single, independent crude oil purchaser.  We believe that alternative purchasers are available, if necessary, to purchase production at prices substantially similar to those received from our current purchaser.

Income Taxes

Cano began its oil and gas operations on May 28, 2004.  At June 30, 2004, Cano had incurred a net loss. Since Cano has not yet generated book or tax income, these financial statements do not reflect a provision for income taxes.

Deferred tax assets or liabilities are recognized for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of the Company’s assets and liabilities.  These balances are measured using tax rates in effect for the year in which the differences are expected to reverse.  A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

Net Income (Loss) per Common Share

Basic net income (loss) per common share is computed by dividing the net income attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period.  Diluted net income (loss) per common share is computed in the same manner, but also considers the effect of the convertible preferred stock.

The weighted average shares used in the basic net income (loss) per common share computations for June 30, 2004 and 2003 were 7,311,505 shares and 655,798 shares, respectively.  This excludes 5,165,000 shares issued to Cano employees that are held in escrow as discussed in Note 2.

At June 30, 2004, the convertible preferred stock was anti-dilutive and, therefore, its 1,040,000 shares are not included in the loss per share calculation.

Foreign Currency Translation

Huron (predecessor to Cano) translates the foreign currency financial statements in accordance with the requirements of Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation.” Assets and liabilities are translated at current exchange rates, and related revenue and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component in stockholders equity. Foreign currency transaction gains and losses are included in the consolidated statement of operations.  Effective with the merger discussed in Note 2, Cano no longer has transactions involving foreign currency translation.

2.                                      MERGER

On May 28, 2004, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with the Davenport Acquisition Corp., an Oklahoma corporation; Davenport Field Unit, Inc., a Texas corporation; the shareholders of Davenport Field Unit, Inc.; Cano Energy Corporation, a Texas corporation; and Big Sky Management Ltd., a principal stockholder.  Our CEO, S. Jeffrey Johnson, is a principal shareholder of Cano Energy Corporation.

Under the terms of the Merger Agreement, we acquired 100% of Davenport Field Unit’s outstanding common stock in exchange for the issuance by us of 5,165,000 shares of our common stock to the Davenport Field Unit shareholders and we agreed to place the sum of $1,650,000 into escrow to be disbursed as follows: (1) $428,015 to Cano Energy Corporation as a reimbursement of costs associated with the Davenport field; (2) $355,646 in connection with a note that we assumed held by Bluebonnet Resources Corporation; and (3) $866,339 toward field improvements and drilling on the Davenport Property.  Pursuant to the terms of the Merger Agreement, we changed our name to Cano Petroleum, Inc. on June 3, 2004.

The Davenport Field Unit shareholders comprise seven individuals who are now employed by Cano. Pursuant to the Merger Agreement, the 5,165,000 shares of common stock were placed in escrow.  The shares will vest to the individuals based on a combination of continued employment (“compensation shares”) and achieving certain performance goals during the next two years (“performance shares”).  The compensation shares amounted to 2,659,975 shares and the performance shares amounted to 2,505,025 shares.  Any shares that are not released from escrow will be returned to Treasury Stock.  At the merger date, we recognized $2,324,250 of “Deferred Compensation” and “Additional Paid-in Capital” in the Consolidated Balance Sheet.  The shares were recorded based on the quoted market price at the time of the transaction.  At June 30, 2004, the balance of Deferred Compensation is $2,227,406, net of amortization expense.

During June 2004, we remitted the payments to Cano Energy Corporation and Bluebonnet Resources that are described above.  At June 30, 2004, the $866,339 for improvements and drilling remained in escrow.  We commenced the drilling activities in the Davenport field during September 2004, which will be funded by this escrowed amount.  Accordingly, the $866,339 is considered restricted and is stated as “Restrictive Cash” in the Consolidated Balance Sheet.

Pursuant to the terms of the Merger Agreement, a principal stockholder - Eric Boehnke, president of Big Sky Management Ltd, agreed to return 6,500,000 shares of common stock to Cano and forgive debts totaling $70,000 owed to him by Huron (predecessor to Cano).  As a result of the forgoing, Mr. Boehnke will retain 392,993 common shares.

The transactions were recorded on the purchase method of accounting.  The purchase price was allocated to the acquired assets and assumed liabilities based on their fair values and the unallocated amount was recorded as goodwill.  The calculation of the purchase price and allocation to assets is as follows:

Calculation of purchase price:
Cano Petroleum common stock (5,165,000 shares)	$2,324,250
Asset retirement obligation	83,582
Notes payable to Bluebonnet Resources	355,646
Reimbursement to Cano Energy	428,015
Total purchase price	$3,191,493

Allocation of purchase price:
Accounts receivable from Cano Energy	$4,000
Deferred compensation	2,324,250
Oil and gas properties	762,000
Cash	77
Goodwill	101,166
Total allocation of purchase price	$3,191,493

The fair value assigned to the oil and gas properties is based on management’s valuation of the properties, which was derived in part by reference to a reserve report prepared by an independent petroleum engineering firm.  Based on the engineer’s report and Cano’s internal analysis, we believe the Davenport field has unrealized potential to support the recording of “Goodwill” to the Consolidated Balance Sheet.

Pro Forma Financial Information (Unaudited)

The condensed unaudited pro forma consolidated statement of operations of Cano as of June 30, 2004 and 2003 gives effect to the merger as if it had occurred on July 1, 2003 and 2002, respectively.

The unaudited pro forma financial statements of Cano have been included in the Notes as required by GAAP and are provided for comparison purposes only.  The actual results could differ.  The unaudited pro forma financial statements of Cano are not indicative of the financial results that would have occurred had the business combinations been effective on and as of the dates indicated and should not be viewed as indicative of operations in the future.

Cano Petroleum, Inc.

Pro Forma Condensed Consolidated Statement of Operations

For the Twelve Months Ended June 30, 2004 and 2003

	2004	2003
Operating revenues	$93,849	$111,535
Loss from continuing operations	(1,430,440)	(1,236,583)
Loss from continuing operations per share (basic and diluted)	$(0.20)	$(0.17)

3.                                      RELATED PARTY TRANSACTIONS

In addition to the transactions discussed in Note 2, there were certain related party transactions that are governed by the Merger Agreement.

(1)                                  We agreed to provide accounting services to Cano Energy Corporation based on cost plus a 10% incremental margin during a three month transitional period.

(2)                                  We agreed to hire Vaca Operating LLC, an affiliate of Cano Energy Corporation, to continue as operator for the Davenport field.  Vaca operated the Davenport field through June 30, 2004.  Pursuant to the acquisition of Ladder (Note 9), Vaca no longer operates the Davenport field.

4.                                      STOCKHOLDERS’ EQUITY

Preferred Stock

Series A - During May 2004, all of the holders of Series A Convertible Preferred Stock submitted conversion notices to convert their preferred shares totaling 600 shares into an aggregate of 10,000,000 shares of Huron’s (predecessor to Cano) common stock.  Therefore, as of June 30, 2004, there was no Series A Preferred Stock.

Series B - Concurrent with the closing of the Merger Agreement, we closed a financing with gross proceeds of $2,000,000 through the issuance of 2,000 shares of non-voting Series B Convertible Preferred Stock at a price of $1,000 per share.  The net proceeds were $1,865,894, net of issuance costs and accrued registration statement costs.  Each share of Series B Convertible Preferred Stock is convertible, at any time, by the holder into shares of our common stock at a price of $3.00 per share, subject to downward adjustment in the event that:

•                                          Cano issues any common stock or securities convertible into common stock at an effective price of less than $3.00 per share until May 28, 2006, in which case the effective price shall be that lower price; and

•                                          Cano fails to meet the performance goals that pertain to the issuance of 5,165,000 common shares to our employees as discussed in Note 2, in which case the effective price shall be the lesser of (i) $3.00 per share or (ii) the average trailing five day bid price of Cano’s common stock on the over-the-counter Bulletin Board, less a 25% discount.

Series C – As of June 30, 2004, Cano had issued 1,400 shares of non-voting Series C Convertible Preferred Stock at a price of $1,000 per share.  The net proceeds were $1,265,894, net of issuance fees and accrued registration statement costs.  The terms of the Series C preferred stock are essentially identical to the Series B stock except the conversion price is $3.75 per share of common stock.

The holders of the Series B and Series C Preferred Stock are not entitled to receive any dividends.

5.                                      ASSET RETIREMENT OBLIGATION

Our financial statements reflect the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations .  Our asset retirement obligation (“ARO”) primarily represents the estimated present value of the amount we will incur to plug, abandon and remediate our producing properties at the end of their productive lives, in accordance with applicable state laws.  We determine our ARO by calculating the present value of estimated cash flows related to the liability.  At June 30, 2004, our long term liability for ARO was $84,272.  We recognized accretion expense of $690.

6.                                      COMMITMENTS AND CONTINGENCIES

Litigation

Occasionally, we are involved in various lawsuits and certain governmental proceedings arising in the ordinary course of business.  Our management and legal counsel do not believe that the ultimate resolution of such matters, will have a material effect on our financial position or results of operations, although an unfavorable outcome could have a material adverse effect on the operations of a given interim period or year.

Leases

Our principal executive offices are subject to a building lease that expires on April 30, 2006 at a cost of $6,580 per month.  Our total obligation for the twelve-month periods ended June 30, 2005 and 2006 are $78,960 and $65,800, respectively.

Employment Contract

Cano has an employment contract with its CEO that requires minimum compensation totaling $350,000 in fiscal 2005 and $367,500 in fiscal 2006.

Other

To date, our expenditures to comply with environmental or safety regulations have not been significant and are not expected to be significant in the future. However, new regulations, enforcement policies, claims for damages or other events could result in significant future costs.

7.                                      DISPOSAL OF DISCONTINUED OPERATIONS

On June 15, 2003, Huron (predecessor to Cano) sold Calypso Enterprises, Inc. (“CEI”), its wholly owned subsidiary, to an unrelated third party in exchange for $20,000. At the time of the sale, CEI had no material assets, substantial liabilities, negative book value and had not operated since December 2000.  Net current liabilities consisted of third party accounts payable and accrued expenses incurred in connection with the subsidiaries dry cleaning supply distribution business.  As a result of the sale, the Company de-recognized the $3,454,330 of unpaid and previously recorded liabilities. Accordingly, the Company recorded a net gain of $3,139,167 during the year ended June 30, 2003 in connection with the disposal of CEI.

8.                                      INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax provisions.

A reconciliation of the differences between Cano’s applicable statutory tax rate and its effective income tax rate, and a schedule showing the significant components of the net deferred tax asset are as follows:

Tax provision at statutory tax rate	38%
Increase (decrease) resulting from:
Net change in valuation allowance	(38)%
Effective tax rate	—%
Deferred tax asset:
Deferred compensation expense	$37,000
Net operating loss carryforwards	938,000
Depreciation, depletion and amortization	(2,000)
Gross deferred tax asset	973,000
Less valuation allowance	(973,000)
Net Deferred tax asset	$—

Due to a lack of earnings history, it cannot be determined that the deferred tax assets will more likely than not be realized.  As a result, an offsetting valuation allowance of $973,000 has been recorded at June 30, 2004.  At June 30, 2004, Cano had net operating loss carryforwards for tax purposes of approximately $2,500,000, which are available to offset future income tax liabilities.  If not previously utilized, these net operating losses principally expire in 2018 through 2024.

9.                                      SUBSEQUENT EVENTS (UNAUDITED)

Financings

During July and August of 2004, we had received additional gross proceeds of $4.6 million from the sale of 4,600 shares of Series C Convertible Preferred Stock at a price of $1,000 per share.  This increases our total gross proceeds from the issuances of preferred stock to $8.0 million.

Acquisitions

Ladder Company Oil and Gas Properties - On July 2, 2004, we acquired all of the outstanding common stock of the Ladder Companies, Inc., a Delaware corporation, in consideration for approximately $2.2 million, net of operating income.  The Ladder Companies are comprised of two companies – Ladder Energy Company, a Delaware corporation, and Tri-Flow, Inc., an Oklahoma corporation.  The Ladder Companies are engaged in oil and gas exploration and production activities.  The acquisition was effective on May 1, 2004, and net operating income from that date through closing was applied to the purchase price.

Davenport Revenue Interest - On August 16, 2004, we agreed to purchase an additional 10% revenue interest in the Davenport field from CEC.  This increases our revenue interest in the Davenport field to 65%.  In consideration for the additional 10% revenue interest, we agreed to pay $667,000 cash to CEC as follows: (1) $525,000 cash upon signing the purchase agreement; and (2) $142,000 cash on or before October 16, 2004.

Nowata Oil and Gas Properties – On September 14, 2004, we acquired oil and gas producing leases from the Nowata Oil Properties LLC for $2.5 million.  The leases are located in Nowata County, Oklahoma.  The effective date of the purchase is September 1, 2004.

10.                               SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

All of our operations are directly related to oil and gas producing activities located in the Oklahoma.

Proved Reserves

Our proved oil and gas reserves have been estimated by independent petroleum engineers.  Proved reserves are the estimated quantities that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods.  Due to the inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available.  The reserves actually recovered and the timing of production of these reserves may be substantially different from the original estimate. Revisions result primarily from new information obtained from development drilling and production history and from changes in economic factors.

At June 30, 2004, we had total crude oil reserves of 213,245 barrels, including 12,608 barrels of proved producing reserves.  These reserves were acquired in the Davenport transaction described in Note 2.

Standardized Measure

The standardized measure of discounted future net cash flows (“standardized measure”) and changes in such cash flows are prepared using assumptions required by the Financial Accounting Standards Board.  Such assumptions include the use of year-end prices for oil and gas and year-end costs for estimated future development and production expenditures to produce year-end estimated proved reserves.  Discounted future net cash flows are calculated using a 10% rate.

As of June 30, 2004, estimated well abandonment costs, net of salvage, are deducted from the standardized measure using year-end costs. Such abandonment costs are recorded as a liability on the consolidated balance sheet, using estimated values of the projected abandonment date and discounted using a risk-adjusted rate at the time the well is drilled or acquired.

The standardized measure does not represent management’s estimate of our future cash flows or the value of proved oil and gas reserves. Probable and possible reserves, which may become proved in the future, are excluded from the calculations. Furthermore, year-end prices used to determine the standardized measure of discounted cash flows, are influenced by seasonal demand and other factors and may not be the most representative in estimating future revenues or reserve data.

Price and cost revisions are primarily the net result of changes in year-end prices, based on beginning of year reserve estimates. Quantity estimate revisions are primarily the result of the extended economic life of proved reserves and proved undeveloped reserve additions attributable to increased development activity.

The standardized measure of discounted estimated future net cash flows related to proved oil reserves at June 30, 2004 is as follows:

Future cash inflows	$7,677,000
Future production and development costs	5,258,000
Future net cash flows, before income tax	2,419,000
Future income taxes	—
Future net cash flows	2,419,000
10% annual discount	(919,000)
Standardized measure of discounted net cash flows	$1,500,000

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members
Davenport Field Unit LLC
Fort Worth, Texas

We have audited the accompanying balance sheets of Davenport Field Unit LLC as of March 31, 2004 and 2003, and the related statements of operations and member’s equity, and cash flows for each of the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Davenport Field Unit LLC as of March 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Hein & Associates LLP

Hein & Associates LLP
Dallas, Texas
May 26, 2004

DAVENPORT FIELD UNIT LLC

BALANCE SHEETS

	MARCH 31,
	2004	2003
ASSETS

CURRENT ASSETS:
Cash	$77	$77
Receivable from Cano Energy Company	4,000	—
Total current assets	4,077	77

OIL AND GAS PROPERTIES, successful efforts method
Leasehold costs	689,447	617,000
Equipment	63,025	55,000
	752,472	672,000
Less: accumulated depletion	(48,467)	(27,723)
Net oil and gas properties	704,005	644,277

Total assets	$708,082	$644,354

LIABILITIES AND MEMBER’S EQUITY

CURRENT LIABILITIES:
Payable to Vaca Operating Company	$67,051	$1,890
Notes payable – Bluebonnet Resources Corporation	377,269	590,000
Total current liabilities	444,320	591,890

LONG-TERM LIABILITIES -
Asset retirement obligations	82,197	—

COMMITMENTS AND CONTINGENCIES(Notes 3 and 5)

MEMBER’S EQUITY:
Contributions	388,817	82,100
Retained earnings	(207,252)	(29,636)
Total member’s equity	181,565	52,464

Total liabilities and member’s equity	$708,082	$644,354

See accompanying notes to these financial statements.

DAVENPORT FIELD UNIT LLC

STATEMENTS OF OPERATIONS AND MEMBER’S EQUITY

	TWELVE MONTHS ENDED MARCH 31,
	2004	2003

OIL SALES	$93,849	$111,535

EXPENSES:
Lease operating expenses	184,010	113,425
Accretion of asset retirement obligations	7,821	—
Depletion	20,118	27,723
Interest and other	51,961	23
Total expenses	263,910	141,171

NET LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(170,061)	(29,636)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(7,555)	—

Net loss	$(177,616)	$(29,636)

MEMBER’S EQUITY, beginning of period	$52,464	$—
Contributions	306,717	82,100
MEMBER’S EQUITY, end of period	$181,565	$52,464

See accompanying notes to these financial statements.

DAVENPORT FIELD UNIT LLC

STATEMENTS OF CASH FLOWS

	TWELVE MONTHS ENDED MARCH 31,
	2004	2003

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(177,616)	$(29,636)
Adjustments needed to reconcile net cash flow used in operations:
Accretion of asset retirement obligation	7,821
Depletion	20,118	27,723
Cumulative effect of change in accounting principle	7,555

Changes in assets and liabilities relating to operations:
Accounts receivable	(4,000)
Accounts payable	65,161	1,890
Interest payable	17,269
Net cash used in operations	(63,692)	(23)

CASH FLOW FROM INVESTING ACTIVITIES -
Acquisition of properties	(13,025)	(22,000)

CASH FLOW FROM FINANCING ACTIVITIES:
Notes payable repayments	(230,000)	(60,000)
Member’s contributions	306,717	82,100
Net cash provided by financing activities	76,717	22,100

NET INCREASE IN CASH AND CASH EQUIVALENTS	—	77

CASH AND CASH EQUIVALENTS, beginning of period	77	—

CASH AND CASH EQUIVALENTS, end of period	$77	$77

NON-CASH TRANSACTION:
Acquisition of property for notes payable	$—	$650,000

CASH PAID FOR INTEREST	$34,692	$—

See accompanying notes to these financial statements.

DAVENPORT FIELD UNIT LLC

NOTES TO FINANCIAL STATEMENTS

1.                                      ORGANIZATION

Davenport Field Unit LLC (“Davenport”) is a privately held, single member limited liability corporation organized in Texas. Davenport’s only member and managing member is Cano Energy Corporation (“Cano”). Davenport is engaged in the acquisition, development, operation, and exploration of oil and natural gas properties located in Oklahoma. Davenport is currently contemplating a merger with Huron Ventures, Inc. If the merger is successful, the surviving entity is expected to become a publicly traded company.

Summary of Significant Accounting Policies

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of Davenport. In preparing the accompanying financial statements, management has made certain estimates and assumptions that affect reported amounts in the financial statements and disclosures of contingencies. Actual results may differ from those estimates. Significant assumptions are required in the valuation of proved oil & gas reserves, which may affect the amount at which oil & gas properties are recorded. It is at least reasonably possible these estimates could be revised in the near term, and these revisions could be material.

Oil and Gas Properties and Equipment

We follow the successful efforts method of accounting, capitalizing costs of successful exploratory wells and expensing costs of unsuccessful exploratory wells. Exploratory geological and geophysical costs are expensed as incurred. All developmental costs are capitalized. We generally pursue acquisition and development of proved reserves as opposed to exploration activities. A significant portion of the property costs reflected in the accompanying balance sheets are from the acquisition of producing properties from another oil and gas company. Davenport had capitalized costs for its oil and gas properties of $752,472 at March 31, 2004 and $672,000 at March 31, 2003.

Depreciation, depletion and amortization of producing properties is computed on the units-of-production method based on estimated proved oil and gas reserves. Repairs and maintenance are expensed, while renewals and betterments are generally capitalized.

If conditions indicate that long-term assets may be impaired, the carrying value of property is compared to management’s future estimated pre-tax cash flow from the properties. If impairment is necessary, the asset carrying value is written down to fair value. Cash flow pricing estimates are based on existing proved reserve and production information and pricing assumptions that management believes are reasonable. Impairment of individually significant undeveloped properties is assessed on a property-by-property basis, and impairment of other undeveloped properties is assessed and amortized on an aggregate basis.

Asset Retirement Obligation

Effective April 1, 2003, we adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 provides that, if the fair value for asset retirement obligation can be reasonably estimated, the liability should be recognized in the period when it is incurred. Oil and gas producing companies incur this liability upon acquiring or drilling a well. Under the method prescribed by SFAS No. 143, the retirement obligation is recorded as a liability at its estimated present value at the asset’s inception, with an offsetting increase to producing properties on the balance sheet. Periodic accretion of discount of the estimated liability is recorded as an expense in the income statement.

Cash and Cash Equivalents

Cash equivalents are considered to be all highly liquid investments having an original maturity of three months or less.

Revenue Recognition

Oil revenues are recognized when Davenport’s share of oil production is sold. The oil production is purchased by a single, independent crude oil purchaser. We believe that alternative purchasers are available, if necessary, to purchase production at prices substantially similar to those received from our current purchaser.

Income Taxes

Davenport is a limited liability company for tax purposes, and thus does not incur income taxes. Instead, its earnings and losses are included in the separate tax return of its member. These financial statements, therefore, do not reflect a provision for income taxes.

Liquidity

As reflected in the accompanying financial statements, Davenport has incurred a net loss in the last two years and has negative working capital. Cano has historically provided working capital to fund operations through contributions, and intends to continue to do so as necessary.

2.                                      RELATED PARTY TRANSACTIONS

Vaca Operating Company (“Vaca”) is an affiliated company of Davenport, which is responsible for the operations of the Davenport producing properties. As of March 31, 2004 and 2003, Vaca was owed $67,051 and $1,890, respectively, resulting from production operations.

As of March 31, 2004, current amounts due from Cano totaled $4,000. All equity contributions to date were made by Cano. Additionally, $150,000 of Cano’s contributions to Davenport were funded with investor notes payable by Cano to such investors. As part of those notes, these investors were granted a 1/8 th override royalty interest in Davenport’s producing properties, and the notes require that Cano repay them in full in the event that the Davenport properties are sold to an unrelated entity. Davenport’s properties are not specifically designated as collateral for these notes, and based on the terms, repayment of these notes is the sole responsibility of Cano.

3.                                      NOTES PAYABLE

In May 2002, Davenport purchased its oil and gas properties from Bluebonnet Resources in exchange for a $650,000 note payable. Interest is due monthly at a rate of 10% , with all principal and unpaid interest due at maturity in May 2004. All payments to date have been made by Cano on Davenport’s behalf. At March 31, 2004 and 2003, the unpaid balance was $377,269 and $590,000, respectively.

4.                                      ASSET RETIREMENT OBLIGATION

Effective October 1, 2002, we adopted SFAS No. 143, Accounting for Asset Retirement Obligations. Our asset retirement obligation primarily represents the estimated present value of the amount we will incur to plug, abandon and remediate our producing properties at the end of their productive lives, in accordance with applicable state laws. We determine our asset retirement obligation by calculating the present value of estimated cash flows related to the liability. As of the April 1, 2003, adoption date of SFAS 143, we recorded a long-term liability for asset retirement obligation of $74,376, an increase in property cost of $67,447, an increase to accumulated depletion of $626 and a cumulative effect of accounting change of $7,555.

The following is a reconciliation of the asset retirement obligation for the period ended March 31, 2004:

Asset retirement obligation, April 1, 2003	$74,376
Liabilities incurred during the period	—
Liabilities settled during the period	—
Accretion of discount	7,821
Asset retirement obligation, March 31, 2004	$82,197

Because we acquired the oil and gas properties related to the asset retirement obligations in April 2002, there would have been no asset retirement obligation at April 1, 2002, if we had adopted SFAS No. 143 as of that date. The estimated pro forma effect of adoption on 2004 and 2003 net income and earnings per share is not material.

5.                                      COMMITMENTS AND CONTINGENCIES

Litigation

Occasionally, we are involved in various lawsuits and certain governmental proceedings arising in the ordinary course of business. Our management and legal counsel do not believe that the ultimate resolution of such matters, will have a material effect on our financial position or results of operations, although an unfavorable outcome could have a material adverse effect on the operations of a given interim period or year.

Other

To date, our expenditures to comply with environmental or safety regulations have not been significant and are not expected to be significant in the future. However, new regulations, enforcement policies, claims for damages or other events could result in significant future costs.

6.                                      SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

All of our operations are directly related to oil and gas producing activities located in the Oklahoma.

Proved Reserves

Our proved oil and gas reserves have been estimated by independent petroleum engineers. Proved reserves are the estimated quantities that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods. Due to the inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production of these reserves may be substantially different from the original estimate. Revisions result primarily from new information obtained from development drilling and production history and from changes in economic factors. The reserve information is as follows:

Oil (Barrels)
Reserves at April 1, 2002	76,600
Production	(3,100)
Reserves at March 31, 2003	73,500
Production	(2,200)
71,300

Standardized Measure

The standardized measure of discounted future net cash flows (“standardized measure”) and changes in such cash flows are prepared using assumptions required by the Financial Accounting Standards Board. Such assumptions include the use of year-end prices for oil and gas and year-end costs for estimated future development and production expenditures to produce year-end estimated proved reserves. Year-end prices are not adjusted for the effect of hedge derivatives. Discounted future net cash flows are calculated using a 10% rate.

As of March 31, 2004, estimated well abandonment costs, net of salvage, are deducted from the standardized measure using year-end costs. Such abandonment costs are recorded as a liability on the consolidated balance sheet, using estimated values of the projected abandonment date and discounted using a risk-adjusted rate at the time the well is drilled or acquired.

The standardized measure does not represent management’s estimate of our future cash flows or the value of proved oil and gas reserves. Probable and possible reserves, which may become proved in the future, are excluded from the calculations. Furthermore, year-end prices used to determine the standardized measure of discounted cash flows, are influenced by seasonal demand and other factors and may not be the most representative in estimating future revenues or reserve data.

Price and cost revisions are primarily the net result of changes in year-end prices, based on beginning of year reserve estimates. Quantity estimate revisions are primarily the result of the extended economic life of proved reserves and proved undeveloped reserve additions attributable to increased development activity.

The average realized oil prices for the twelve months ended March 31, 2004 and 2003 were $30.23 and $26.07, respectively. The standardized measure of discounted estimated future net cash flows related to proved oil reserves at March 31, 2004 and 2003 is as follows:

	2004	2003

Future cash inflows	$2,283,000	$2,377,000
Future production and development costs	1,224,000	1,408,000
Future net cash flows, before income tax	1,059,000	969,000
Future income taxes	—	—
Future net cash flows	1,059,000	969,000
10% annual discount	(533,000)	(503,000)
Standardized measure of discounted net cash flows	$526,000	$466,000

The primary changes in the standardized measure of discounted estimated future net cash flows for the years ended March 31, 2004 and 2003, were as follows:

	2004	2003

Beginning of year	$466,000	$162,000
Sales of oil produced, net of production costs	(121,000)	(38,000)
Effect of change in prices	45,000	290,000
Accretion of estimates and other	46,000	16,000
Revisions of estimates and other	90,000	36,000
End of year	$526,000	$466,000

INDEPENDENT REGISTERED ACCOUNTING FIRM’S REPORT

Ladder Energy Company and Tri-Flow, Inc.

Dallas, Texas

We have audited the accompanying combined balance sheet of Ladder Energy Company and Tri-Flow, Inc. (the “Companies”) as of December 31, 2003, and the related combined statements of operations, retained earnings, and cash flows for the years ended December 31, 2003 and 2002.  These financial statements are the responsibility of the Companies’ management.  Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Ladder Energy Company and Tri-Flow, Inc. as of December 31, 2003, and the results of their operations and their cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, on January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.

/s/ Hein & Associates LLP

Hein & Associates LLP
Dallas, Texas
June 16, 2004

LADDER ENERGY COMPANY AND TRI-FLOW, INC.

COMBINED BALANCE SHEETS

	MARCH 31, 2004	DECEMBER 31, 2003
	(Unaudited)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$558,406	$571,360
Accounts receivable	125,913	90,916
Prepayments	13,470	13,470
Total current assets	697,789	675,746

PROPERTY AND EQUIPMENT, AT COST (oil and gas properties on successful efforts method):
Producing leasehold costs	949,782	949,782
Lease and well equipment	598,800	598,800
Office and automotive equipment	77,856	111,505
	1,626,438	1,660,087
Less accumulated depreciation and depletion	(667,737)	(668,570)
Net property and equipment	958,701	991,517

Total assets	$1,656,490	$1,667,263

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable, trade	$59,220	$106,340
Oil and gas sales payable	18,840	15,296
Escrow funds payable	300,000	300,000
Current portion of asset retirement obligations	16,608	16,423
Total current liabilities	394,668	438,059

ASSET RETIREMENT OBLIGATIONS, net of current portion	222,597	220,114
Total liabilities	617,265	658,173

COMMITMENTS AND CONTINGENCIES (Notes 5 and 6)

SHAREHOLDERS’ EQUITY:
Common stock	1,000	1,000
Paid-in capital	612,201	612,201
Retained earnings	426,024	395,889
Total shareholders’ equity	1,039,225	1,009,090
Total liabilities and shareholders’ equity	$1,656,490	$1,667,263

See accompanying notes to these financial statements.

LADDER ENERGY COMPANY AND TRI-FLOW, INC.

COMBINED STATEMENTS OF INCOME

	THREE MONTHS ENDED MARCH 31,		YEARS ENDED DECEMBER 31
	2004	2003	2003	2002
	(Unaudited)	(Unaudited)
OPERATING REVENUES:
Crude oil and natural gas sales	$210,637	$251,727	$1,000,796	$560,278
Overhead income and other revenue	49,432	54,758	219,544	266,058
Total operating revenues	260,069	306,485	1,220,340	826,336

OPERATING COSTS AND EXPENSES:
Operations expense	89,837	114,842	436,061	253,738
Production taxes	14,270	13,441	68,347	39,600
Depreciation and depletion	17,126	30,273	121,091	116,584
Accretion of asset retirement obligations	2,668	2,543	10,173	—
General and administrative	80,243	92,306	434,401	449,120
Total expenses	204,144	253,405	1,070,073	859,042

OPERATING INCOME (LOSS)	55,925	53,080	150,267	(32,706)

OTHER INCOME (EXPENSE):
Gain on sale of assets	4,310	—	—	6,124
Loss on commodity derivatives	—	—	—	(31,815)
Other	2,659	(53)	7,385	10,082
Total other income (expense)	6,969	(53)	7,385	(15,609)

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	62,894	53,027	157,652	(48,315)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	(96,552)	(96,552)	—

NET INCOME (LOSS)	$62,894	$(43,525)	$61,100	$(48,315)

See accompanying notes to these financial statements.

LADDER ENERGY COMPANY AND TRI-FLOW, INC.

COMBINED STATEMENTS OF RETAINED EARNINGS

THREE MONTHS ENDED MARCH 31, 2004 AND YEARS ENDED DECEMBER 31, 2003 AND 2002

RETAINED EARNINGS, January 1, 2002	$580,279

Distributions	(27,630)

Net loss	(48,315)

RETAINED EARNINGS, December 31, 2002	504,334

Distributions	(169,545)

Net income	61,100

RETAINED EARNINGS, December 31, 2003	395,889

Distributions (unaudited)	(32,759)

Net income (unaudited)	62,894

RETAINED EARNINGS, March 31, 2004 (unaudited)	$426,024

See accompanying notes to these financial statements.

LADDER ENERGY COMPANY AND TRI-FLOW, INC.

COMBINED STATEMENT OF CASH FLOWS

	THREE MONTHS ENDED MARCH 31,		YEARS ENDED DECEMBER 31,
	2004	2003	2003	2002
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$62,894	$(43,525)	$61,100	$(48,315)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and depletion	17,126	30,273	121,091	116,584
Gain on sale of assets	(4,310)	—	—	(6,124)
Accretion of asset retirement obligations	2,668	2,543	10,173	—
Cumulative effect of change in accounting principle	—	96,552	96,552	—
Changes in operating and assets and liabilities:
Accounts receivable	(34,997)	(74,792)	(39,889)	7,322
Prepayments	—	—	925	—
Accounts payable	(47,120)	(24,385)	32,930	(41,895)
Oil and gas sales payable	3,544	4,428	(5,040)	(11,896)
Net cash provided by (used in) operating activities	(195)	(8,906)	277,842	15,676

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	—	(25,000)	(52,250)	(33,000)
Proceeds from sale of assets	20,000	—	—	30,950
Receipt of escrow funds	—	—	300,000	—
Net cash provided by (used in) investing activities	20,000	(25,000)	247,750	(2,050)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of shareholder notes	—	—	(8,128)	(28,787)
Distributions	(32,759)	—	(169,545)	(27,630)
Net cash used in financing activities	(32,759)	—	(177,673)	(56,417)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(12,954)	(33,906)	347,919	(42,791)

CASH AND CASH EQUIVALENTS, beginning of period	571,360	223,441	223,441	266,232

CASH AND CASH EQUIVALENTS, end of period	$558,406	$189,535	$571,360	$223,441

See accompanying notes to these financial statements.

LADDER ENERGY COMPANY AND TRI-FLOW, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(the period subsequent to December 31, 2003 is unaudited)

1.               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation

Ladder Energy Company and Tri-Flow, Inc. (the “Companies”) are engaged in oil and gas exploration and production (primarily in Oklahoma).  The financial statements of the Companies have been combined due to common ownership.  Activities of other affiliated entities are not reflected in these financial statements.

Property and Equipment

The Companies’ oil and gas producing activities are accounted for using the successful efforts method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies.

In accordance with SFAS No. 19, the costs incurred to acquire property (proved and unproved), all development costs and costs of drilling exploratory wells that find proved oil and gas reserves are capitalized.  The costs of exploratory wells currently being drilled are capitalized pending determination as to whether such wells have found proved oil and gas reserves.  Upon final determination, such costs are either charged to operations or capitalized as producing oil and gas properties.

Office and automotive equipment is stated at cost.  Normal maintenance and repairs are charged to operating expenses as incurred.  Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset.

Depreciation and Depletion

Depreciation and depletion of producing oil and gas properties are computed using the unit-of-production method based on estimated proved developed reserves determined by the Companies’ petroleum engineers.  Office and automotive equipment are depreciated using the straight-line method over estimated lives ranging from five to ten years.

In accordance with SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets, the undiscounted future anticipated cash flow expected to be generated by an asset is compared to the carrying value of that asset.  If the undiscounted expected cash flow exceeds the carrying value of the asset, no adjustment is required.  If the carrying value exceeds the undiscounted future cash flow, the carrying value is reduced to discounted expected future cash flow to reflect impairment.  The impairment loss is recorded as an expense in the current period.  The Companies recorded no impairment expenses during 2003 or 2002.

Asset Retirement Obligations

On January 1, 2003, the Companies adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“Statement 143”).  Statement 143 requires that the fair value of a liability for an asset retirement obligation (“ARO”) be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.  The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.  The Companies will incur asset retirement costs upon plugging and abandonment of its oil and gas producing properties.  As a result of adoption of Statement 143, the Companies recorded a current ARO of $8,616, a long-term ARO of $117,244 and capitalized $125,860 to the cost of oil and gas properties.  The Companies also adjusted accumulated depletion as of January 1, 2003 to the amount that would have been recognized from the date of acquisition of the various properties resulting from the additional capitalized amount.  The net effect of this increase in accumulated depletion of $50,361 and the estimated accretion expense of $46,191 that would have been recognized from the date of acquisition of the various properties through January 1, 2003 appears in the statement of operations as a cumulative effect of change in accounting principle of $96,552.  The effect of adopting FAS 143 in 2003 was to decrease income before change in accounting principle by approximately $27,000 for the 2003 year.

Assuming the Company adopted Statement 143 on January 1, 2002, the current and non-current ARO would have amounted to approximately $165,000 at that date and net income would have been reduced by approximately $17,000 for the year ended December 31, 2002.

The following is an analysis of the asset retirement obligation for the three months ended March 31, 2004 and the year ended December 31, 2003:

Balance, January 1, 2003	$172,051
Liabilities incurred	54,313
Liabilities settled	—
Accretion expense	10,173
Revisions in estimated cash flows	—
Balance, December 31, 2003	236,537
Accretion expense	2,668
Balance, March 31, 2004	$239,205

Cash and Cash Equivalents

The Companies consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

The Companies place their cash with financial institutions deemed by management to be of high credit quality.  The amount on deposit in any one institution may exceed federally insured limits.  At December 31, 2003, the Companies had cash in banks in excess of federally insured limits amounting to $471,360.

Accounts Receivable

Accounts receivable consists of uncollateralized accrued revenues due under normal trade terms, generally requiring payment within 60 days of production, and uncollateralized joint interest owner obligations due within 30 days of the invoice date.  No interest is charged on past-due balances.  Payments made on all accounts receivable are applied to the earliest unpaid items.  Management reviews receivables periodically and reduces the carrying amount by a valuation allowance that reflects management’s best estimate of the amount that may not be collectible.  No such allowance was necessary at December 31, 2003 or 2002.

Federal Income Tax

The shareholders of the Companies have elected to be treated under Subchapter S of the Internal Revenue Code.  Therefore, there is no provision for federal income tax presented on the financial statements because the tax responsibility is at the shareholder level.

Revenue and Expense Recognition

The Companies’ policy is to recognize revenue and expense on the accrual method of accounting.  Accordingly, revenue is recognized when the minerals are sold, and expense is recorded when incurred.

Derivative Activity

The Companies follow Statement of Financial Accounting Standards No. 133 (“SFAS 133”), Derivative Instruments and Hedging Activities.  Under SFAS 133, all derivative instruments are recorded on the balance sheet at fair value.  Changes in the derivative’s fair value are currently recognized in earnings unless specific hedge accounting criteria are met.  The Companies typically do not designate open derivatives transactions as hedges, and therefore, recognize changes in fair value and monthly settlements currently in earnings. Although the Companies do not currently hold any derivative instruments, the Companies had realized losses on derivative transactions of $31,815 during the year ended December 31, 2002.

Use of Estimates

The preparation of financial statements based upon accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  The actual results could differ from the estimates.  Significant assumptions are required in the estimates of oil and gas reserves, which as described above, can affect the amounts at which oil and gas properties are recorded.  Actual results can differ from estimates, and such differences can be material.

Fair Value of Financial Instruments

The reported values of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short maturity of those instruments.

Unaudited Information

The combined financial statements for the three months ended March 31, 2004 and 2003 included herein have been prepared without audit, pursuant to the rules and regulations of the U.S. Securities and Exchange Commission.  Certain information and notes normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.  The financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results for the interim periods.  Such adjustments are considered to be of a normal recurring nature unless otherwise identified.  Results of operations for the three-month period ended March 31, 2004 are not necessarily indicative of the results of operations that will be realized for the year ending December 31, 2004.

2.               OIL AND GAS SALES PAYABLE

Oil and gas sales payable represent monies received by the Companies in the ordinary course of business on behalf of outside working interest owners and royalty interest owners on properties operated by the Companies.  The funds are either disbursed to the owners in subsequent months or used to offset accounts receivable.

3.               ESCROW FUNDS PAYABLE

Escrow funds payable represent a deposit received in connection with an agreement to sell substantially all of the Companies’ oil and gas producing assets.  Such agreement terminated in December 2003, and at that time, the deposit was forfeited by the potential buyer.  The Companies are currently negotiating in good faith with the potential buyer for the return of the deposit, and as such, have recorded the deposit as a current liability.

4.              COMMON STOCK

The Companies’ common stock consisted of the following at December 31, 2003:

	Par Value	Paid-in Capital
Ladder Energy Company – no par value, 1,000 shares authorized, issued and outstanding	$500	$606,033
Tri-Flow, Inc. – $1.00 par value, 500 shares authorized, issued and outstanding	500	6,168
	$1,000	$612,201

5.              LEASING ARRANGEMENTS

The Companies lease their office space from affiliates under informal, month-to-month operating lease arrangements. Rents paid to the affiliates amounted to $27,500 and $28,873 during the years ended December 31, 2003 and 2002, respectively.

6.              COMMITMENTS AND CONTINGENCIES

Litigation

The Companies are involved in various claims and legal actions arising in the normal course of business.  In the opinion of management, the resolution of these matters is not expected to have a material adverse effect on the Companies’ financial position or net income.

Environmental

The Companies are subject to various state, local, and federal environmental laws and regulations.  The Companies strives to meet the various regulations and monitors changes by the governmental agencies.  The Companies is not aware of any violations related to environmental issues.

7.              SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

All of the Companies’ operations are directly related to oil and gas producing activities in the state of Oklahoma.

Proved Reserves

Proved oil and gas reserves have been estimated by independent petroleum engineers.  Proved reserves are the estimated quantities that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.  Proved developed reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods.  Due to the inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available.  The reserves actually recovered and the timing of production of these reserves may be substantially different from the original estimate.  Revisions result primarily from new information obtained from development drilling and production history and from changes in economic factors.  The reserve information is as follows:

	Oil (Bbls)	Natural Gas (Mcf)

Reserves at December 31, 2001	224,920	2,157,291
Revisions of previous estimates	27,127	373,711
Production	(15,379)	(160,592)
Reserves at December 31, 2002	236,668	2,370,410
Revisions of previous estimates	12,976	157,427
Production	(13,764)	(152,638)
Reserves at December 31, 2003	235,880	2,375,199

Standardized Measure

The standardized measure of discounted future net cash flows (“standardized measure”) and changes in such cash flows are prepared using assumptions required by the Financial Accounting Standards Board.  Such assumptions include the use of year-end prices for oil and gas and year-end costs for estimated future development and production expenditures to produce year-end estimated proved reserves.  Year-end prices are not adjusted for the effect of hedge derivatives.  Discounted future net cash flows are calculated using a 10% rate.

As of December 31, 2003, estimated well abandonment costs, net of salvage, are deducted from the standardized measure using year-end costs.  Such abandonment costs are recorded as a liability on the consolidated balance sheet using estimated values of the projected abandonment date and discounted using a risk-adjusted rate at the time the well is drilled or acquired.

The standardized measure does not represent management’s estimate of the future cash flows or the value of proved oil and gas reserves.  Probable and possible reserves, which may become proved in the future, are excluded from the calculations.  Furthermore, year-end prices used to determine the standardized measure of discounted cash flows are influenced by seasonal demand and other factors and may not be the most representative in estimating future revenues or reserve data.

Price and cost revisions are primarily the net result of changes in year-end prices, based on beginning of year reserve estimates.  Quantity estimate revisions are primarily the result of the extended economic life of proved reserves and proved undeveloped reserve additions attributable to increased development activity.

The average realized oil prices for the twelve months ended December 31, 2003 and 2002 were $29.58 and $23.85, respectively.  The average realized gas prices for the same two periods were $4.56 and $2.88, respectively.  The standardized measure of discounted estimated future net cash flows related to proved oil reserves at December 31, 2003 and 2002 is as follows:

	2003	2002

Future cash inflows	$22,856,000	$20,274,000
Future production and development costs	9,601,000	8,872,000
Future net cash flows, before income tax	13,255,000	11,402,000
Future income taxes	—	—
Future net cash flows	13,255,000	11,402,000
10% annual discount	(5,553,000)	(4,922,000)
Standardized measure of discounted net cash flows	$7,702,000	$6,480,000

The primary changes in the standardized measure of discounted estimated future net cash flows for the years ended December 31, 2003 and 2002 were as follow:

	2003	2002

Beginning of year	$6,480,000	$3,683,000
Sales of oil produced, net of production costs	(498,000)	(453,000)
Effect of change in prices	1,229,000	2,478,000
Net change due to quantity estimates	498,000	961,000
Revisions of estimates and other	(7,000)	(189,000)
End of year	$7,702,000	$6,480,000

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Cano Petroleum, Inc.

Fort Worth, Texas

We have audited the accompanying Historical Summaries of Revenue and Direct Operating Expenses of Properties to be Acquired by Cano Petroleum, Inc. for the years ended June 30, 2004 and 2003 (“Historical Summaries”).  The Historical Summaries are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the Historical Summaries based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summaries are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summaries.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Historical Summaries presentation.  We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summaries were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the current report on Form 8-K of Cano Petroleum, Inc.) as described in Note 1 and are not intended to be a complete presentation of the properties’ revenues and expenses.

In our opinion, the Historical Summaries referred to above present fairly, in all material respects, the revenue and direct operating expenses of the properties to be acquired by Cano Petroleum, Inc. in conformity with accounting principles generally accepted in the United States of America.

/s/ Hein & Associates LLP

HEIN & ASSOCIATES LLP

November 5, 2004
Dallas, Texas

NOWATA OIL PROPERTIES, LLC

HISTORICAL SUMMARIES OF REVENUES AND DIRECT OPERATING EXPENSES

OF PROPERTIESTO BE ACQUIRED BY CANO PETROLEUM, INC.

FOR THE YEARS ENDED JUNE 30, 2004 AND 2003

	2004	2003
OIL SALES	$2,654,068	$2,333,839
DIRECT OPERATING EXPENSES	2,013,942	$2,108,880
NET REVENUE	$640,126	224,959

See Notes to Historical Summaries

NOWATA OIL PROPERTIES, LLC

NOTES TO HISTORICAL SUMMARIES OF REVENUES AND DIRECT OPERATING EXPENSES OF PROPERTIES TO BE ACQUIRED BY CANO PETROLEUM, INC.

1.                   BASIS OF PREPARATION

The accompanying historical summaries of revenues and direct operating expenses relate to the operations of certain oil properties in the Nowata Field located in Oklahoma that were acquired by Cano Petroleum, Inc. (“Cano”) on September 14, 2004.

Revenues are recorded when the Company’s share of oil production is sold.  Direct operating expenses are recorded when the related liability is incurred.  Direct operating expenses include lease operating expenses and production taxes.  Depreciation and amortization of oil properties, general and administrative expenses and income taxes have been excluded from operating expenses in the accompanying historical summaries because the amounts would not be comparable to those resulting from proposed future operations.

The historical summaries presented herein were prepared for the purpose of complying with the financial statement requirements of a business acquisition to be filed on Form 8-K as promulgated by Regulation S-B Item 3-10 of the Securities Exchange Act of 1934.

2.                   RELATED PARTY TRANSACTIONS

The properties were operated by an affiliate of Nowata Oil Properties, LLC during the years ended June 30, 2004 and 2003. During those years, the Affiliate charged the properties overhead amounting to approximately $306,000 and $317,000, respectively.  Such overhead charges are included in direct operating expenses.

3.                   SUPPLEMENTAL INFORMATION ON OIL RESERVES (UNAUDITED)

Proved oil reserves consist of those estimated quantities of crude oil that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

The following estimates of proved reserves have been made by independent engineers. The estimated net interest in proved reserves is based upon subjective engineering judgments and may be affected by the limitations inherent in such estimation. The process of estimating reserves is subject to continual revision as additional information becomes available as a result of drilling, testing, reservoir studies and production history. There can be no assurance that such estimates will not be materially revised in subsequent periods.

The changes in proved reserves of the properties for the years ended June 30, 2004 and 2003 are set forth below.  All of the reserves are classified as proved producing reserves. The reserve information has been prepared to include the net revenue interest acquired by Cano.

Oil (Barrels)
Reserves at July 1, 2002	594,000
Revisions of previous estimates	255,000
Production	(79,000)
Reserves at June 30, 2003	770,000
Revisions of previous estimates	306,000
Production	(80,000)
Reserves at June 30, 2004	996,000

The standardized measure of discounted estimated future net cash flows related to proved oil reserves at June 30, 2004 and 2003 is as follows:

	2003	2004
Future cash inflows	$22,782,000	$36,196,000
Future production and development costs	(16,951,000)	(25,525,000)
Future net cash flows, before income tax	5,831,000	10,671,000
Future income taxes	(1,234,000)	(3,073,000)
Future net cash flows	4,597,000	7,598,000
10% annual discount	(1,842,000)	(3,362,000)
Standardized measure of discounted future net cash flows	$2,755,000	$4,236,000

The primary changes in the standardized measure of discounted estimated future net cash flows for the years ended June 30, 2004 and 2003, were as follows:

	2003	2004
Beginning of year	$2,058,000	2,755,000
Accretion of discount	206,000	276,000
Sales of oil produced, net of production costs	(225,000)	(640,000)
Effect of change in prices	1,218,000	2,417,000
Change in taxes	(974,000)	(1,025,000)
Revisions of quantity estimates and other	472,000	453,000
End of year	$2,755,000	$4,236,000

Estimated future cash inflows are computed by applying year-end prices of oil to year-end quantities of proved reserves. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil reserves at the end of the period, based on period-end costs and assuming continuation of existing economic conditions.

The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and as such do not necessarily reflect the Company’s expectations of actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Square One Energy, Inc.

Ft. Worth, Texas

We have audited the accompanying balance sheet of Square One Energy, Inc. as of December 31, 2004, and the related statements of income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2004 and the period from inception (October 24, 2003) through December 31, 2003.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Square One Energy, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the year ended December 31, 2004 and the period from inception through December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Hein & Associates LLP

Hein & Associates LLP
Dallas, Texas
June 10, 2005

SQUARE ONE ENERGY, INC.

BALANCE SHEET

December 31, 2004
ASSETS
Current assets - accounts receivable	$55,780

Fixed assets
Oil and gas properties, successful efforts method	453,181
Gas processing plant	114,724
Other fixed assets	51,374
Less accumulated depletion and depreciation	(22,636)
Net fixed assets	596,643

TOTAL ASSETS	$652,423

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$107,316
Notes payable	13,564
Other current liabilities	4,857
Total current liabilities	125,737
Long-term liabilities
Asset retirement obligations	315,975
Commitments and contingencies (Note 5)
Stockholders’ Equity
Capital stock, par value $1 per share; 100,000 shares authorized; 1,000 shares issued and outstanding	1,000
Additional paid-in capital	241,319
Accumulated deficit	(31,608)
Total stockholders’ equity	210,711
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$652,423

See accompanying notes to these financial statements.

SQUARE ONE ENERGY, INC.

STATEMENTS OF INCOME

	Twelve Months Ended December 31, 2004	Period From Inception (October 24, 2003) Through December 31, 2003
Operating revenues:
Crude oil and natural gas sales	$634,862	$48,458
Other income	24,906	—
Total operating revenues	659,768	48,458

Operating expenses:
Lease operating expenses	232,116	—
Gas plant processing	296,284	34,780
General and administrative	75,484	2,736
Production taxes	2,404	356
Accretion of asset retirement obligations	9,283	1,704
Depletion and depreciation	21,732	904
Total operating expenses	637,303	40,480

Income from operations	22,465	7,978

Interest expense	4,403	—

Net income	$18,062	$7,978

See accompanying notes to these financial statements.

SQUARE ONE ENERGY, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2004 AND

PERIOD FROM INCEPTION (OCTOBER 24, 2003) THROUGH DECEMBER 31, 2003

	Capital Stock	Additional Paid-in Capital	Accumulated Deficit	Total
Beginning balance - Inception	$—	$—	$—	$—

Issuance of common stock	1,000	99,000	—	100,000

Capital distributions	—	—	(9,468)	(9,468)

Net Income	—	—	7,978	7,978

Balance at December 31, 2003	1,000	99,000	(1,490)	98,510

Capital contributions	—	142,319	—	142,319

Capital distributions	—	—	(48,180)	(48,180)

Net Income	—	—	18,062	18,062

Balance at December 31, 2004	$1,000	$241,319	$(31,608)	$210,711

See accompanying notes to these financial statements.

SQUARE ONE ENERGY, INC.

STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31, 2004	Period From Inception (October 24, 2003) Through December 31, 2003
Cash flow from operating activities:
Net income	$18,062	$7,978
Adjustments needed to reconcile to net cash flow used in operations:
Accretion of asset retirement obligations	9,283	1,704
Depletion and depreciation	21,732	904

Changes in assets and liabilities relating to operations:
Accounts receivable	(29,725)	(26,055)
Accounts payable	26,214	7,501
Other current assets	(361)	5,218

Net cash provided by (used in) operations	45,205	(2,750)

Cash flow from investing activities:
Additions to oil and gas properties	(81,140)	—
Additions to gas processing plant	(31,344)	(76,832)
Additions to other fixed assets	(51,374)	—
Net cash used in investing activities	(163,858)	(76,832)

Cash flow from financing activities:
Borrowings from notes payable	579,001	—
Repayments under notes payable	(565,437)	—
Issuance of common stock	—	100,000
Capital contributions	142,319	—
Capital distributions	(48,180)	(9,468)
Net cash from financing activities	107,703	90,532

Net change in cash and cash equivalents	(10,950)	10,950

Cash and cash equivalents at beginning of period	10,950	—

Cash and cash equivalents at end of period	$—	$10,950

SUPPLEMENTAL CASH FLOW INFORMATION:
Payments of interest	$4,403	$—
Non-cash transaction - Asset retirement obligation	$—	$304,988

See accompanying notes to these financial statements.

SQUARE ONE ENERGY, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

1.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Square One Energy, Inc. (the “Square One”) is engaged in oil and gas production activities.  Its primary asset is the Desdemona Field, consisting of 10,300 acres located in central Texas.  Square One also operates a gas processing plant.  Square One began operations on October 24, 2003.  Prior to this date, the assets in Square One were held in bankruptcy.  One of the principal owners, Morris Greenhaw, acquired the asset out of bankruptcy and assigned all interests of the assets to Square One.

Summary of Significant Accounting Policies

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of Square One.  In preparing the accompanying financial statements, management has made certain estimates and assumptions that affect reported amounts in the financial statements and disclosures of contingencies. Actual results may differ from those estimates.  Significant assumptions are required in the valuation of proved oil and gas reserves, which may affect the amount at which oil and gas properties are recorded.  It is at least reasonably possible these estimates could be revised in the near term, and these revisions could be material.

Fixed Assets

For the oil and gas properties, we follow the successful efforts method of accounting, capitalizing costs of successful exploratory wells and expensing costs of unsuccessful exploratory wells.  Exploratory geological and geophysical costs are expensed as incurred.  All developmental costs are capitalized.  We generally pursue development of proved reserves as opposed to exploration activities.  Square One had capitalized costs for its oil and gas properties of $453,181 at December 31, 2004.

Renewals and betterments are generally capitalized, while repairs and maintenance are generally expensed.

Depreciation and depletion of producing properties is computed on the units-of-production method based on estimated proved oil and gas reserves.  Depreciation of the gas plant is based on the straight-line method over an expected remaining life of ten years

If conditions indicate that long-term assets may be impaired, the carrying value of property is compared to management’s future estimated pre-tax cash flow from the properties.  If impairment is necessary, the asset carrying value is written down to fair value. Cash flow pricing estimates are based on existing proved reserve and production information and pricing assumptions that management believes are reasonable. Impairment of individually significant undeveloped properties is assessed on a property-by-property basis, and impairment of other undeveloped properties is assessed and amortized on an aggregate basis.

Asset Retirement Obligation

Our financial statements reflect the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.  Our asset retirement obligation (“ARO”) primarily represents the estimated present value of the amount we will incur to plug, abandon and remediate our producing properties at the end of their productive lives, in accordance with applicable state laws.  We determine our ARO by calculating the present value of estimated cash flows related to the liability.

The following is an analysis of the asset retirement obligation through December 31, 2004:

Balance, October 2003	$—
Initial ARO recognition	304,988
Accretion expense	1,704
Balance, December 31, 2003	306,692
Accretion expense	9,283
Balance, December 31, 2004	315,975

Cash and Cash Equivalents

Cash equivalents are considered to be all highly liquid investments having an original maturity of three months or less.

Revenue Recognition

Crude oil and natural gas revenue are recognized when oil and gas production is sold.  The oil and gas production is each purchased by a single, independent purchaser.  We believe that alternative purchasers are available, if necessary, to purchase production at prices substantially similar to those received from our current purchasers.

Income Taxes

The shareholders of the Company have elected to be treated under Subchapter S of the Internal Revenue Code.  Therefore, there is no provision for federal income tax presented on the financial statements because the tax responsibility is at the shareholder level.

2.              ROYALTY REVENUE DISTRIBUTION

Square One makes periodic revenue distributions in the ordinary course of business on behalf of royalty interest owners on properties operated by Square One.  The distribution is net of estimated gas processing expenses.  The funds are disbursed to the owners in subsequent months.

3.              NOTES PAYABLE

Square One had two secured lines of credit amounting to $50,000 and $100,000.  The interest rate on both revolving credit arrangements were prime plus two percent (7.25% at December 31, 2004). The agreements for $50,000 and $100,000 required monthly payments of interest only until maturity at March 31, 2005 and December 31, 2005, respectively, at which time all principal and interest was due.  The lines of credit were secured by certain assets of the gas processing plant.  As of December 31, 2004, the outstanding balance under the revolving credit arrangements was $13,564. There were no balances outstanding at December 31, 2003.

4.              RELATED PARTY TRANSACTIONS

Square One entered into various related party transactions with affiliated companies which were owned or controller by certain shareholders of Square One and did not pertain to the normal operations of Square One.  Payments related to these transactions totaling approximately $48,000 have been charged to accumulated deficit.

5.              COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, Square One is involved in various claims and legal actions arising in the normal course of business.  In the opinion of management, the resolution of these matters is not expected to have a material adverse effect on our financial position or net income.

Environmental

Square One is subject to various state, local, and federal environmental laws and regulations.  We strive to meet the various regulations and monitor changes by the governmental agencies.  The Companies is not aware of any violations related to environmental issues.

6.              SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

All of Square One’s operations are directly related to oil and gas producing activities in the state of Texas.

Proved Reserves

Proved oil and gas reserves have been estimated by independent petroleum engineers.  Proved reserves are the estimated quantities that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.  Proved developed reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods.  Due to the inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available.  The reserves actually recovered and the timing of production of these reserves may be substantially different from the original estimate.  Revisions result primarily from new information obtained from development drilling and production history and from changes in economic factors.  The reserve information is as follows:

	Crude Oil and Natural Gas Liquids	Natural Gas
Reserves at December 31, 2003	—	—
Revisions of prior estimates	696,143	1,985,398
Production	(16,749)	—
Reserves at December 31, 2004	679,394	1,985,398

All of Square One’s reserves are classified as proved developed reserves.

Standardized Measure

The standardized measure of discounted future net cash flows (“standardized measure”) and changes in such cash flows are prepared using assumptions required by the Financial Accounting Standards Board.  Such assumptions include the use of year-end prices for oil and gas and year-end costs for estimated future development and production expenditures to produce year-end estimated proved reserves.  Year-end prices are not adjusted for the effect of hedge derivatives.  Discounted future net cash flows are calculated using a 10% rate.

As of December 31, 2004, estimated well abandonment costs, net of salvage, are deducted from the standardized measure using year-end costs.  Such abandonment costs are recorded as a liability on the consolidated balance sheet using estimated values of the projected abandonment date and discounted using a risk-adjusted rate at the time the well is drilled or acquired.

The standardized measure does not represent management’s estimate of the future cash flows or the value of proved oil and gas reserves.  Probable and possible reserves, which may become proved in the future, are excluded from the calculations.  Furthermore, year-end prices used to determine the standardized measure of discounted cash flows are influenced by seasonal demand and other factors and may not be the most representative in estimating future revenues or reserve data.

Price and cost revisions are primarily the net result of changes in year-end prices, based on beginning of year reserve estimates.  Quantity estimate revisions are primarily the result of the extended economic life of proved reserves and proved undeveloped reserve additions attributable to increased development activity.

The average realized oil price for the twelve months ended December 31, 2004 was $37.30.  The standardized measure of discounted estimated future net cash flows related to proved oil reserves at December 31, 2004 is as follows:

2004

Future cash inflows	$40,009,000
Future production and development costs	(14,432,000)
Future net cash flows, before income tax	25,577,000
Future income taxes	—
Future net cash flows	25,577,000
10% annual discount	(16,374,000)
Standardized measure of discounted net cash flows	$9,203,000

The primary changes in the standardized measure of discounted estimated future net cash flows for the years ended December 31, 2004 were as follows:

2004

Beginning of year	$—
Net change due to revisions in quantity estimates	9,307,000
Sales of oil and gas produced, net of production costs	(104,000)
End of year	$9,203,000

***************

CANO PETROLEUM, INC.

UNAUDITED PRO FORMA COMBINED

FINANCIAL STATEMENTS

The unaudited pro forma combined financial statements were prepared to present the effect of the following transactions:

•                  The merger with Davenport Field Unit Inc. on May 26, 2004, which was previously reported in the current report on Form 8-K/A dated August 11, 2004.

•                  The acquisition of the Ladder Companies, Inc. on July 2, 2004 for approximately $2.2 million. The acquisition of Ladder was previously reported in the current report on Form 8-K/A dated August 26, 2004.

•                  The acquisition of certain assets of Nowata Oil Properties LLC, on September 14, 2004, for approximately $2.6 million.  The acquisition of Nowata was previously reported in the current report on Form 8-K/A dated November 12, 2004.

•                  Net proceeds of $4.8 million from the issuance of our common stock in March 2005.

•                  The acquisition of Square One Energy, Inc. (“Square One”) on March 29, 2005 for approximately $7.5 million.

The consolidated balance sheet of Cano as of March 31, 2005, gives effect to the transactions listed above. The unaudited pro forma combined statement of operations of Cano for the year ended June 30, 2004 and the nine months ended March 31, 2005, gives effect to all the transactions listed above as if they had occurred on July 1, 2003.

The unaudited pro forma combined financial statements of Cano have been included as required by the rules of the Securities and Exchange Commission and are provided for comparative purposes only.

The unaudited pro forma combined financial statements of Cano should be read in conjunction with the historical financial statements of Cano, Davenport, Ladder, Square One and the Nowata Properties and the related notes thereto. The unaudited pro forma combined financial statements of Cano are based upon assumptions and include adjustments as explained in the notes to the unaudited pro forma combined financial statements, and the actual recording of the transactions could differ.  The unaudited pro forma combined financial statements of Cano are not necessarily indicative of the financial results that would have occurred had the acquisition been effective on and as of the dates indicated and should not be viewed as indicative of operations in the future.

UNAUDITED PRO FORMA COMBINED

STATEMENT OF OPERATIONS

Twelve Months Ended June 30, 2004

	Cano Petroleum 6/30/04	Ladder Companies Historical Amounts (a)	Nowata Oil Properties LLC Historical Amounts (b)	Square One Energy Historical Amounts	Pro Forma Adjustment		Combined Pro Forma Amounts
Operating Revenues:
Crude Oil and Natural Gas Sales	$7,958	$1,000,796	$2,654,068	$634,862	$85,891	(d)	$4,383,575
Overhead income and other revenue	—	219,544	—	24,906	—		244,450
	7,958	1,220,340	2,654,068	659,768	85,891		4,628,025
Operating Expenses:
Lease operating expenses	44,921	504,408	2,013,942	234,520	139,089	(d)	2,936,880
Gas plant processing expenses	—	—	—	296,284	—		296,284
General and administrative	244,176	434,401	—	75,484	—		754,061
Deferred compensation expense	96,844	—	—	—	1,675,881	(g)	1,772,725
Accretion of asset retirement obligations	690	10,173	—	9,283	7,131	(h)	30,693
					3,416	(e)
Depletion and depreciation	4,533	130,356	—	21,088	18,275	(h)	529,621
					178,752	(f)
					176,617	(i)
Total expenses	391,164	1,079,338	2,013,942	636,659	2,199,161		6,320,264

Operating Income (Loss)	(383,206)	141,002	640,126	23,109	(2,113,270)		(1,692,239)

Interest Charges and Other, Net	—	7,385	—	(4,403)	—		2,982

Net Income (Loss) Before Cumulative Effect of Change in Accounting Principle	(383,206)	148,387	640,126	18,706	(2,113,270)		(1,689,257)

Cumulative Effect of Change in Accounting Principle	—	(96,552)	—	—	—		(96,552)

Net Income (Loss)	$(383,206)	$51,835	$640,126	$18,706	$(2,113,270)		$(1,785,809)

Net Income (Loss) per Share (Basic and diluted)	$(0.03)	$0.00	$0.05	$0.00	$(0.17)		$(0.14)

Weighted Average Common Shares Outstanding (Basic and diluted)	12,721,092	12,721,092	12,721,092	12,721,092	12,721,092		12,721,092

See Notes to Unaudited Pro Forma Combined Financial Statements.

UNAUDITED PRO FORMA COMBINED

STATEMENT OF OPERATIONS

Nine Months Ended March 31, 2005

		Square One
	Cano	Energy			Combined
	Petroleum	Historical	Pro Forma		Pro Forma
	3/31/05	Amounts	Adjustment		Amounts
Operating Revenues:
Crude Oil and Natural Gas Sales	$3,780,437	$476,146	$529,237	(c)	$4,785,820
Overhead income and other revenue	—	18,680	—		18,680
	3,780,437	494,826	529,237		4,804,500
Operating Expenses:
Lease operating expenses	2,057,646	175,890	353,969	(c)	2,587,505
Gas plant processing expenses	—	222,213	—		222,213
General and administrative	2,121,967	56,613	—		2,178,580
Deferred compensation expense	1,341,285	—	—		1,341,285
Accretion of asset retirement obligations	16,444	6,962	280	(c)	23,686
Depletion and depreciation	403,538	15,816	38,236	(c)	603,991
			146,401	(j)
Total expenses	5,940,880	477,494	538,886		6,957,260

Operating Income (Loss)	(2,160,443)	17,332	(9,649)		(2,152,760)

Interest Income and Other, Net	10,536	(3,302)	—		7,234

Net Income (Loss)	(2,149,907)	14,030	(9,649)		(2,145,526)

Preferred stock discount	416,534	—	—		416,534

Loss applicable to common stock	$(2,566,441)	$14,030	$(9,649)		$(2,562,060)

Net Income (Loss) per Share (Basic and diluted)	$(0.20)	$0.00	$(0.00)		$(0.20)

Weighted Average Common Shares Outstanding (Basic and diluted)	12,721,092	12,721,092	12,721,092		12,721,092

See Notes to Unaudited Pro Forma Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA

COMBINED FINANCIAL STATEMENTS

(a)          The historical amounts presented for the Ladder Companies, Inc. include the effect of pro forma adjustments as presented in the Form 8-K/A dated August 26, 2004.

(b)         The historical amounts presented for the Nowata Properties LLC as presented in the Form 8-K/A dated November 12, 2004.

(c)          To record July and August 2004 operations for Nowata Properties LLC.

(d)         To record the operations of Davenport for the period prior to the merger with Cano on May 26, 2004.

(e)          To record a full year of accretion of asset retirement obligations for Nowata.

(f)            To record a full year of depletion expense for the Nowata Oil Properties LLC.  The effective rate for Nowata was 6.8% for the twelve months ended June 30, 2004.

(g)         To record a full year of amortization of the deferred compensation expense incurred in connection with the merger with Davenport.

(h)         To record depletion and accretion of asset retirement obligations for the Davenport Properties as if they had been acquired on July 1, 2003.

(i)             To record additional depletion and depreciation expense of $176,617 on the additional costs allocated to oil and gas properties, gas processing plant, and other fixed assets for Square One.  The effective depletion rate for Square One was 2.3% for the twelve months ended June 30, 2004.

(j)             To record additional depletion and depreciation expense of $146,401 on the additional costs allocated to oil and gas properties, gas processing plant, and other fixed assets for Square One.  The effective depletion rate for Square One was 2.3% for the nine months ended March 31, 2005.

The purchase price calculation and allocation are subject to changes based on financial activity that occurred after June 30, 2004 and the fair market valuation of oil and gas properties.  These amounts are expected to be finalized for the Company’s next reporting period, which is June 30, 2005.

Pro Forma Supplementary Financial Information for Oil and Gas Producing Activities (Unaudited)

The following tables present certain unaudited pro forma information concerning Cano’s proved oil and gas reserves giving effect to the acquisition of Nowata and Square One as if they had occurred on July 1, 2003. There are numerous uncertainties inherent in estimating the quantities of proved reserves and projecting future rates of production and timing of development expenditures.  The following reserve data represent estimates only and should not be construed as being exact.  The proved oil reserve information for Cano, Ladder, Nowata and Square One is as of June 30, 2004 and reflects prices and costs as of that date.

Reserves - Crude Oil (Barrels):

	Cano	Ladder	Nowata	Square One	Cano Combined Pro Forma
Reserves at the beginning of twelve month period	73,500	236,668	769,654	—	1,079,822
Revisions of prior estimates	—	12,976	306,390	737,841	1,057,207
Production	(2,200)	(13,764)	(80,291)	(9,363)	(105,618)
Reserves at the end of twelve month period	71,300	235,880	995,753	728,478	2,031,411

Reserves - Natural Gas (MCF):

	Cano	Ladder	Nowata	Square One	Cano Combined Pro Forma
Reserves at the beginning of twelve month period	—	2,370,410	—	—	2,370,410
Revisions of prior estimates	—	157,427	—	1,986,991	2,144,418
Production	—	(152,638)	—	—	(152,638)
Reserves at the end of twelve month period	—	2,375,199	—	1,986,991	4,362,190

Standardized Measure of Discounted Future Cash Flows:

	Cano	Ladder	Nowata	Square One	Cano Combined Pro Forma
Future cash inflows	$2,283,000	$22,856,000	$36,196,000	$37,939,000	$99,274,000
Future production and development costs	(1,224,000)	(9,601,000)	(25,525,000)	(14,474,000)	(50,824,000)
Future net cash flows, before income taxes	1,059,000	13,255,000	10,671,000	23,465,000	48,450,000
Future income taxes	(336,000)	(4,182,000)	(3,073,000)	—	(7,591,000)
Future net cash flows	723,000	9,073,000	7,598,000	23,465,000	40,859,000
10% annual discount	(409,000)	(3,927,000)	(3,362,000)	(15,182,000)	(22,880,000)
Standardized measure of discounted net cash flows	$314,000	$5,146,000	$4,236,000	$8,283,000	$17,979,000

Changes in Standardized Measure of Discounted Future Cash Flows:

	Cano	Ladder	Nowata	Square One	Cano Combined Pro Forma
Balance at beginning of the period	$466,000	$6,480,000	$2,755,000	$—	$9,701,000
Accretion of discount	47,000	648,000	276,000	—	971,000
Sales of oil produced, net of production costs	(121,000)	(498,000)	(640,000)	(104,000)	(1,363,000)
Effect of change in prices	45,000	1,229,000	2,417,000	—	3,691,000
Changes in taxes	—	—	(1,025,000)	—	(1,025,000)
Revisions of estimates and other	(123,000)	(2,713,000)	453,000	8,387,000	6,004,000
Balance at end of period	$314,000	$5,146,000	$4,236,000	$8,283,000	$17,979,000

*****************

6,980,707

Shares of

Common Stock

of

CANO PETROLEUM, INC.

PROSPECTUS

The date of this prospectus is              , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers

Under the Delaware General Corporation Law, a Delaware corporation may indemnify officers, directors and other corporate agents under certain circumstances and subject to certain limitations.  Article Thirteen of our Certificate of Incorporation authorizes us to indemnify any officer or director to the fullest extent provided by Delaware law.  Article Nine of our Bylaws provides that we are obligated to indemnify our past and present directors and officers, or any person who may have served at our request as a director or officer of another corporation, against expenses actually and necessarily incurred in connection with the defense of any action, suit, or proceeding in which the director or officer is made a party by reason of having been our director or officer, or director or officer of another corporation at our request, except in relation to matters as to which any such director or officer or person shall have been adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of any duty owed to us.

Section 145 of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation and Bylaws contain such a provision.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25.    Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$4,017.77
Accounting fees and expenses	15,000.00	*
Legal fees and expenses	40,000.00	*
TOTAL	$59,017.77	*

* Estimated

Item 26.    Recent Sales of Unregistered Securities

Common Stock

On May 26, 2004, we issued 5,165,000 shares of our common stock as partial consideration for 100% of the outstanding common stock of Davenport Field Unit, Inc., a Texas corporation.  Such issuance was deemed exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Act and/or Regulation D, promulgated pursuant to the Act.

On March 18, 2005, we entered into agreements to sell 1,350,000 shares of common stock to two accredited institutional investors at a price of $3.75 per share.  The transactions closed on March 24, 2005. These sales were exempt from registration requirements under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

On March 29, 2005, we completed the acquisition of Square One Energy, Inc. in consideration for $7.5 million, consisting of $4 million in cash and 888,888 shares of our common stock, which was valued at $3.96 per share. These sales were exempt from registration requirements under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

Preferred Stock Issuance

Series B - Concurrent with the closing of the Merger Agreement, pursuant to which we acquired Davenport Field Unit, Inc., a Texas corporation, we closed a financing with gross proceeds of $2,000,000 through the issuance of 2,000 shares of non-voting Series B Convertible Preferred Stock at a price of $1,000 per share.  The net proceeds were $1,865,894, net of issuance costs and accrued registration statement costs.  Each share of Series B Convertible Preferred Stock is convertible, at any time, by the holder into shares of our common stock at a price of $3.00 per share, subject to downward adjustment in the event that:

•                                          Cano issues any common stock or securities convertible into common stock at an effective price of less than $3.00 per share until May 28, 2006, in which case the effective price shall be that lower price; and

•                                          Cano fails to meet the performance goals that pertain to the issuance of 5,165,000 common shares to our employees as discussed in Note2, in which case the effective price shall be the lesser of (i) $3.00 per share or (ii) the average trailing five day bid price of Cano’s common stock on the over-the-counter Bulletin Board, less a 25% discount.

These sales were exempt from registration requirements under Regulation S under the Securities Act.

Series C – As of June 30, 2004, Cano had issued 1,400 shares of non-voting Series C Convertible Preferred Stock at a price of $1,000 per share.  The net proceeds were $1,265,894, net of issuance fees and accrued registration statement costs.  The terms of the Series C preferred stock are essentially identical to the Series B stock except the conversion price is $3.75 per share of common stock.  These sales were exempt from registration requirements under Regulation S under the Securities Act.

During July and August of 2004, we had received additional gross proceeds of $4.6 million from the sale of 4,600 shares of Series C Convertible Preferred Stock at a price of $1,000 per share.  This increased our total gross proceeds from the issuances of Series C preferred stock to $6.0 million.  These sales were exempt from registration requirements under Regulation S under the Securities Act.

On October 8, 2004, we received gross proceeds of $750,000 from the sale of 750 shares of Series C Convertible Preferred Stock at a price of $1,000 per share to Randall Boyd, one of our current Directors.  This increased our total gross proceeds from the issuances of Series C preferred stock to $6.75 million. This sale was exempt from registration requirements under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

Preferred Stock Conversion

Series A - During May 2004, all of the holders of Series A Convertible Preferred Stock submitted conversion notices to convert their preferred shares totaling 600 shares into an aggregate of 10,000,000 shares of Huron’s (predecessor to Cano) common stock.  Therefore, as of June 30, 2004, there was no Series A Convertible Preferred Stock outstanding.

Series B and C – During February and March 2005, all of the holders of Series B and C Convertible Preferred Stock submitted conversion notices to convert their preferred shares totaling 8,750 shares into an aggregate of 2,466,665 shares of common stock.  Therefore, as of March 31, 2005, there was no Series B or Series C Convertible Preferred Stock outstanding.

The above issuances of common stock upon conversion of preferred stock were exempt from registration requirements under Rule 506 and/or Regulation S under the Securities Act.

All of the above unregistered issuances of securities were made pursuant to the exemptions from registration requirements provided by Section 4(2) of the Securities Act, Regulation S and/or Rule 506, promulgated thereunder.

Except as expressly set forth above, for transactions exempt from registration under Rule 506, the individuals and entities to whom we issued securities are unaffiliated with us. For each of such sales, no advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act. Each of the above security holders who were not our executive officers represented that the are accredited and sophisticated investors, that they are capable of analyzing the merits and risks of their investment, and that they understand the speculative nature of their investment. Furthermore, all of the above-referenced persons had access to our Securities and Exchange Commission filings.

None of the purchasers who received shares under Regulation S are U.S. persons as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c).  Such purchasers acknowledged that the securities purchased must come to rest outside the U.S., and the certificates contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied.

Item 27.    Exhibits

Exhibit Number	Description
2.1

Agreement and Plan of Merger made as of the 26th day of May 2004, by and among Huron Ventures, Inc. Davenport Acquisition Corp., Davenport Field Unit Inc., the shareholders of Davenport Field Unit Inc., Cano Energy Corporation and Big Sky Management Ltd. (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on June 8, 2004)

2.2	Management Stock Pool Agreement (Incorporated by reference to Form 8-K/A, filed with the Securities and Exchange Commission on August 11, 2004)
2.3	Investment Escrow Agreement (Incorporated by reference to Form 8-K/A, filed with the Securities and Exchange Commission on August 11, 2004)
2.4

Stock Purchase Agreement dated June 30, 2004, by and between Petroleum, Inc., as Buyer, and Jerry D. Downey and Karen S. Downey, as Sellers (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on July 15, 2004)

3.1

Certificate of Incorporation (Incorporated by reference to the Company’s registration statement on Form 10-SB (File No. 000-50386), filed with the Securities and Exchange Commission on September 4, 2003)

3.2

Certificate of Ownership, amending the Company’s Certificate of Incorporation (Incorporated by reference to the Company’s Form 10-KSB for the fiscal year ended June 30, 2004, filed with the Securities and Exchange Commission on September 23, 2004)

3.3	Bylaws (Incorporated by reference to the Company’s registration statement on Form 10-SB (File No. 000-50386), filed with the Securities and Exchange Commission on September 4, 2003)
4.1

Designation for Series A Convertible Preferred Stock, included in the Company’s Certificate of Incorporation (Incorporated by reference to the Company’s registration statement on Form 10-SB (File No. 000-50386), filed with the Securities and Exchange Commission on September 4, 2003)

4.2	Certificate of Designation for Series B Convertible Preferred Stock (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on June 8, 2004)
4.3	Certificate of Designation for Series C Convertible Preferred Stock (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on July 15, 2004)
5.1	Opinion and Consent of Sichenzia Ross Friedman Ference LLP
10.1	Employment Agreement of S. Jeff Johnson (Incorporated by reference to Form 8-K/A, filed with the Securities and Exchange Commission on August 11, 2004)
10.2	Employment Agreement of Michael Ricketts (Incorporated by reference to Form 8-K/A, filed with the Securities and Exchange Commission on August 11, 2004)
10.3	Employment Agreement of Tom Cochrane (Incorporated by reference to Form 8-K/A, filed with the Securities and Exchange Commission on August 11, 2004)
10.4

Purchase and Sale Agreement, dated August 16, 2004, by and between Cano Energy Corporation and Cano Petroleum, Inc. (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on August 25, 2004)

10.5	Subscription Agreement of Randall Boyd, dated October 8, 2004 (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on February 14, 2005)
10.6

Stock Option Agreement dated December 16, 2004 between Cano Petroleum, Inc. and Gerald W. Haddock (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on December 16, 2004)

10.7

Purchase and Sale Agreement dated February 6, 2005 by and between Square One Energy, Inc. and Cano Petroleum, Inc. (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on March 7, 2005)

10.8	Form of Subscription Agreement entered into March 18, 2005 (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on March 28, 2005)
10.9

Letter agreement dated March 29, 2005 among the Haddock Enterprises, LLC, the Company and Kenneth Carlile (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on April 1, 2005)

10.10	2005 Directors’ Stock Option Plan (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on June 28, 2005)
16.1	Letter of Russell Bedford Stefanou Mirchandani LLP dated July 13, 2004 (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on July 15, 2004)
16.2	Letter of Hein & Associates LLP dated July 14, 2004 (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on July 15, 2004)
21.1	List of Subsidiaries
23.1	Consent of Sichenzia Ross Friedman Ference LLP (See Exhibit 5.1)
23.2	Consent of Hein & Associates LP
23.3	Consent of Russell Bedford Stefanou Mirchandani LLP
24.1	Powers of Attorney (Included on the signature page hereto)

Item 28.    Undertakings

The undersigned Registrant hereby undertakes:

(1)  To file a post-effective amendment to this Registration Statement during any period in which offers or sales are being made:

(i)  to include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.

(2)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(3)  To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

(4)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)  That, insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6)  That, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Worth, Texas on June 28, 2005.

CANO PETROLEUM, INC.

By:	/s/ S. Jeffrey Johnson
S. Jeffrey Johnson
Chief Executive Officer

By:	/s/ Michael J. Ricketts
Michael J. Ricketts
Chief Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints S. Jeffrey Johnson, his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature	Title	Date

/s/ S. Jeffrey Johnson	Chairman of the Board	June 28, 2005
S. Jeffrey Johnson

/s/ Donnie D. Dent	Director	June 21, 2005
Donnie D. Dent

/s/ Gerald W. Haddock	Director	June 27, 2005
Gerald W. Haddock

/s/ Randall Boyd	Director	June 21, 2005
Randall Boyd

/s/ Jim Underwood	Director	June 21, 2005
Dr. Jim Underwood

/s/ Morris B. Smith	Director	June 28, 2005
Morris B. “Sam” Smith